UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GARTNER, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 5, 2008

Time:	10:00 a.m. local time

Location:	56 Top Gallant Road
Stamford, Connecticut 06902

Matters To Be Voted On:	(1) Election of twelve members of our Board of Directors; and
(2) Ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008.

Record Date:	April 8, 2008 – You are eligible to vote if you were a stockholder of record on this date.

Voting Methods:	By Internet – go to “www.proxyvote.com” and follow instructions
By Telephone – call 1-800-690-6903, 24 hours a day, and follow instructions
By Mail – if you received your proxy materials by mail, complete and sign your proxy card and return in enclosed envelope or mail to Gartner, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, N.J. 11717
In Person – attend the Annual Meeting and vote in person

Importance Of Vote:	Submit a proxy as soon as possible to ensure that your shares are represented. If your shares are held in “street name,” we urge you to instruct your broker how to vote your shares.

Voting promptly will insure that we have a quorum at the meeting and will save us additional proxy solicitation expenses.

By Order of the Board of Directors,

Lewis G. Schwartz

Corporate Secretary

Stamford, Connecticut

April 22, 2008

April 22, 2008

Dear Stockholder:

On behalf of the Board of Directors and Management of Gartner, Inc., I invite you to attend our 2008 Annual Meeting of Stockholders to be held on Thursday, June 5, 2008, at 10 a.m. local time, at our corporate headquarters at 56 Top Gallant Road, Stamford, Connecticut.

Details of the business to be conducted at the meeting are given in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow this letter.

This year, we have elected to adopt the new Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We believe that this new e-proxy process will expedite stockholders’ receipt of proxy materials, as well as lower the costs and reduce the environmental impact of our annual meeting. By providing proxy materials in this manner, we expect to reduce paper usage in connection with our annual meeting by more than 80% over last year. Accordingly, on April 22, 2008, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2007 Annual Report to Stockholders and Proxy Statement online, how to request a paper copy of these materials and how to vote. In addition, by following the additional instructions in the Proxy Statement, stockholders may request proxy materials electronically by email or in printed form by mail on an ongoing basis.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares, regardless of the number of shares you hold, by utilizing the voting options available to you as described in the Proxy Statement.

If you have any questions about the meeting, please contact our Investor Relations Department at (203) 316-6537.

We look forward to seeing you at the meeting.

Sincerely,

Chief Executive Officer

56 Top Gallant Road

Stamford, Connecticut 06902

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held on June 5, 2008

GENERAL INFORMATION

THE ANNUAL MEETING AND PROPOSALS

The 2008 Annual Meeting of Stockholders of Gartner, Inc. will be held on June 5, 2008, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and form of proxy, together with our 2007 Annual Report to Stockholders, are being furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and any adjournment of the meeting, and are first being made available to our stockholders on or around April 22, 2008. We will refer to your company in this proxy statement as “we”, “us”, the “Company” or “Gartner.”

The specific proposals to be considered and acted upon at the Annual Meeting, which are described in more detail in this Proxy Statement, are: Proposal One: the election of twelve nominees to our Board of Directors; and Proposal Two: the ratification of the selection of KPMG LLP as our independent auditors for 2008.

INFORMATION CONCERNING PROXY MATERIALS AND THE VOTING OF PROXIES

Why Did You Receive a One-Page Notice Regarding the Internet Availability of Proxy Materials This Year

This year, we have elected to adopt the new Securities and Exchange Commission (SEC) rules that allow companies to furnish proxy materials to their stockholders via the Internet. We believe that this new e-proxy process will expedite stockholders’ receipt of proxy materials, as well as lower the costs and reduce the environmental impact of our annual meeting. By providing proxy materials in this manner, we expect to reduce paper usage in connection with our annual meeting by more than 80% over last year. Accordingly, on April 22, 2008, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice, you will not receive a printed copy of the materials unless you request one. The Notice provides instructions on how to access our proxy materials for the 2008 Annual Meeting on a website, how to request a printed set of proxy materials and how to vote your shares. We expect to shortly mail paper copies of our proxy materials to certain shareholders who have already elected this form of delivery.

How Can You Get Electronic Access to Proxy Materials

The Notice provides instructions regarding how to view our proxy materials for the 2008 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit: www.proxyvote.com and have available your 12-digit Control number(s) contained on your Notice.

How Can You Request Paper Copies of Proxy Materials

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you want to receive paper copies of the proxy materials, you must request them. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before May 16, 2008. To request paper copies, stockholders can either go to www.proxyvote.com or call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your 12-digit Control number(s) (located on the Notice) in the subject line.

How Can You Sign up to Receive Future Proxy Materials Electronically

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions below under “How You Can Vote” to vote using the Internet and vote your shares. After submitting your vote, follow the prompts to sign up for electronic delivery.

Who Can Vote at the Annual Meeting

Only stockholders of record at the close of business on April 8, 2008 may vote at the Annual Meeting. As of April 8, 2008, there were 95,983,421 shares of our common stock outstanding and eligible to be voted. Treasury shares are not voted.

How You Can Vote

You may vote using one of the following methods:

•

Internet.  You may vote on the Internet up until 11:59 PM Eastern Time the day before the meeting by going to the website for Internet voting on the Notice or your proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote by the Internet, you should not return your proxy card.

•

Telephone.  You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day and up until 11:59 PM Eastern Time on June 4, 2008, and following prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card.

•

Mail.  If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided, or to Gartner, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, N.J. 11717.

•	In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our Board recommends.

If Your Shares Are Held in “Street Name,” How Will Your Broker Vote

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. We urge you to instruct your broker or other nominee how to vote your shares by following those instructions. The broker is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker may vote your shares with respect to the election of directors (Proposal 1) and the ratification of the appointment of the Company’s independent public accounting firm (Proposal 2).

How to Revoke Your Proxy or Change Your Vote

A later vote by any means will cancel an earlier vote. You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by:

•	giving written notice of revocation to: Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, Connecticut 06904-2212; or

•	submitting another timely proxy by the Internet, telephone or mail; or

•

attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, to vote at the Annual Meeting you must obtain a proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.

How Many Votes You Have

Each stockholder has one vote for each share of our common stock that he or she owned on the Record Date for all matters being voted on.

Quorum

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum.

Votes Required

Election of Directors.  The twelve nominees for director receiving the highest vote totals will be elected. Abstentions and broker non-votes will have no effect on the election of directors. (See “Proposal One: Election of Directors” on page four.).

Ratification of Selection of Independent Auditors.  To pass, this proposal will require the affirmative vote of the holders of a majority of the total number of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a negative vote with respect to this proposal and broker non-votes will have the effect of votes not cast with respect to this proposal. (See “Proposal Two: Ratification of Selection of Independent Auditors” on page 35.).

If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we were unaware of any other matter to be raised at the Annual Meeting.

What are the Recommendations of the Board

The Board of Directors recommends that you vote FOR the election of the twelve nominees to our Board of Directors and FOR the ratification of the selection of KPMG LLP as our independent auditor for fiscal 2008.

Who Can Answer Your Questions

If you have questions about this Proxy Statement or the Annual Meeting, please call our Investor Relations Department at (203) 316-6537.

PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL INFORMATION ABOUT OUR BOARD OF DIRECTORS

Our Board currently has twelve directors who serve for annual terms.

NOMINEES

All of the nominees listed below are incumbent directors and have agreed to serve another term. If any nominee is unable or declines unexpectedly to stand for election as a director at the Annual Meeting, proxies will be voted for a nominee designated by the present Board to fill the vacancy. Each person elected as a director will continue to be a director until the 2009 Annual Meeting or until a successor has been elected.

RECOMMENDATION OF OUR BOARD

Our Board recommends that you vote “FOR” the following nominees:

Michael J. Bingle	Eugene A. Hall
Richard J. Bressler	Max D. Hopper
Karen E. Dykstra	John R. Joyce
Russell P. Fradin	Stephen G. Pagliuca
Anne Sutherland Fuchs	James C. Smith
William O. Grabe	Jeffrey W. Ubben

None of our directors or executive officers is related to another director or executive officer by blood, marriage or adoption. Our CEO, Eugene A. Hall, has an employment agreement with the Company that obligates the Company to include him on the slate of nominees to be elected to our Board during the term of the agreement. See “Executive Compensation — Employment Agreements with Executive Officers.” Messrs. Bingle and Joyce serve as directors pursuant to an agreement we entered into with Silver Lake Partners, L.P. and its affiliates (“Silver Lake”) in April 2000. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected.

INFORMATION ABOUT DIRECTOR NOMINEES

Michael J. Bingle, 36, has been a director since October 2004. Mr. Bingle is a Managing Director of Silver Lake, a private equity firm that he joined in January 2000. From 1996 to 2000, Mr. Bingle was a principal with Apollo Management, L.P., a private investment partnership. From 1994 to 1996, Mr. Bingle was an investment banker at Goldman, Sachs & Co., an investment banking firm. Mr. Bingle was nominated to the Board pursuant to our agreement with Silver Lake, which, together with its affiliates, owns 13.8% of our common stock.

Richard J. Bressler, 50, has been a director since February 2006. Mr. Bressler is a Managing Director of Thomas H. Lee Partners, L.P., a private equity firm that he joined in January 2006. From May 2001 through 2005, Mr. Bressler was Senior Executive Vice President and Chief Financial Officer of Viacom Inc. Prior to joining Viacom, Mr. Bressler was Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive of Time Warner Digital Media. He also served as Executive Vice President and Chief Financial Officer of Time Warner Inc. from March 1995 to June 1999. Before joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young. Mr. Bressler is a director of Warner Music Group Corp. and a director of American Media Operations, Inc.

Karen E. Dykstra, 49, has been a director since July 2007. Ms. Dykstra has been a partner of Plainfield Asset Management LLC, a registered investment advisor located in Greenwich, Connecticut, since January 2007, and Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc., a registered investment company also located in Greenwich, Connecticut (a direct lending and investment business of Plainfield Asset Management LLC), since May 2006. Prior thereto, she spent many years with Automatic Data Processing, Inc., located in Roseland, New Jersey, most recently as Chief Financial Officer from January 2003 to May 2006, Vice President – Finance from July 2001 to January 2003 and Corporate Controller from October 1998 to July 2001. Ms. Dykstra is also a director of Crane Co. and various private companies.

Russell P. Fradin, 52, has been a director since June 2007. Since September 2006, he has been chairman, chief executive officer and a director of Hewitt Associates, Inc., a provider of HR business process outsourcing and related consulting services. From February 2004 until joining Hewitt, he was president and chief executive officer of Bisys Group, Inc., a provider of outsourcing solutions to investment firms, insurance companies and banks. From 1996 until 2003, Mr. Fradin held various senior positions at Automatic Data Processing, Inc., most recently as president of its Global Employer Services Group. Prior thereto, he spent 18 years at McKinsey & Company, serving most recently as Director.

Anne Sutherland Fuchs, 61, has been a director since July 1999. On January 1, 2003, Ms. Fuchs became a consultant to private equity firms. Prior thereto Ms. Fuchs was employed by LVMH Moët Hennessy Louis Vuitton, a global luxury products conglomerate, where she served as Executive Vice President of LVMH from March to December 2002 and as the global chief executive at Phillips de Pury & Luxembourg, LVMH’s auction house subsidiary, from July 2001 to February 2002. From 1994 to 2001, Ms. Fuchs worked for Hearst Magazines, where she was most recently the Senior Vice President and Group Publishing Director. Prior to joining Hearst, Ms. Fuchs held executive and publisher positions with a number of companies. Ms. Fuchs is a director of Pitney Bowes Inc. and Chair of the Commission on Women’s Issues for New York City.

William O. Grabe, 70, has been a director since April 1993. Mr. Grabe is a Managing Director of General Atlantic LLC, a global private equity firm, and also serves as an officer and director of several General Atlantic affiliates. Prior to joining General Atlantic in 1992, Mr. Grabe was a Vice President and Corporate Officer of IBM Corporation. Mr. Grabe is presently a director of Compuware Corporation, Infotech Enterprises Limited, Lenovo Group Limited and Patni Computer Systems Ltd. and various private companies.

Eugene A. Hall, 51, has been our Chief Executive Officer and a director since August 2004. Prior to joining Gartner, Mr. Hall was a senior executive at Automatic Data Processing, Inc., a Fortune 500 global technology and service company, serving most recently as President, Employers Services Major Accounts Division, a provider of human resources and payroll services. Prior to joining ADP in 1998, Mr. Hall spent 16 years at McKinsey & Company, most recently as Director.

Max D. Hopper, 73, has been a director since January 1994. He is President of Max D. Hopper Associates, Inc., a consulting firm specializing in creating benefits from the strategic use of advanced information systems that he founded in 1995. He is the retired chairman of the SABRE Technology Group and served as Senior Vice President for American Airlines, both units of AMR Corporation. Mr. Hopper is a director of Perficient, Inc.

John R. Joyce, 54, has been a director since July 2005. Mr. Joyce is a Managing Director of Silver Lake, a private equity firm that he joined in July 2005. Prior to joining Silver Lake, Mr. Joyce spent 30 years with IBM, serving most recently as Senior Vice President and Group Executive of the IBM Global Services (IGS) division, the world’s largest information technology services and consulting provider. From 1999 to 2004, Mr. Joyce was Chief Financial Officer of IBM. Prior to that, Mr. Joyce served in a variety of roles, including President, IBM Asia Pacific and vice president and controller for IBM’s global operations. Mr. Joyce is a member of the Bertelsmann AG Supervisory Board. Mr. Joyce was nominated to the Board pursuant to our agreement with Silver Lake, which, together with its affiliates, owns 13.8% of our common stock.

Stephen G. Pagliuca, 53, has been a director since July 1990. Mr. Pagliuca is a Managing Director of Bain Capital Partners, LLC and is also a Managing Partner and an owner of the Boston Celtics basketball franchise. Mr. Pagliuca joined Bain & Company in 1982, and founded Information Partners private equity fund for Bain Capital in 1989. Prior to joining Bain, Mr. Pagliuca worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca is a director of Burger King Holdings, Inc., Warner Chilcott Corporation and various private companies.

James C. Smith, 67, has been a director since October 2002 and Chairman of the Board since August 2004. Until its sale in 2004, Mr. Smith was Chairman of the Board of First Health Group Corp., a national health benefits company. Prior to that, Mr. Smith was the Chief Executive Officer of First Health from January 1984 through January 2002 and President of First Health from January 1984 to January 2001. Mr. Smith is a director of Reliant Pharmaceuticals, Inc. and various private companies.

Jeffrey W. Ubben, 46, has been a director since June 2004. Mr. Ubben is a co-founder and Managing Partner of ValueAct Capital, a private equity firm, which, together with its affiliates, owns 21.7% of our common stock. From 1995 to 2000, Mr. Ubben was a Managing Partner at Blum Capital Partners, an investment firm. Prior to his tenure at Blum Capital Partners, he spent eight years at Fidelity Management and Research, serving both as a research analyst and fund manager. Mr. Ubben is a director of Acxiom Corp. and Misys PLC.

COMPENSATION OF DIRECTORS

Directors who are also employees, and directors who we are obligated to appoint to the Board because of a contractual relationship between that entity and us (i.e., Silver Lake), receive no fees for their services as directors. All other directors receive the following compensation for their services:

Annual Fee:	$50,000 per director and an additional $60,000 for our non-executive chairman of the board, payable in four equal quarterly installments, on the first business day of each quarter. These amounts are paid quarterly, in arrears, in common stock equivalents (CSEs) granted under the Company’s 2003 Long-Term Incentive Plan (“2003 LTIP”), except that a director may elect to receive up to 50% in cash. The CSEs convert into common stock on the date the director’s continuous status as a director terminates, or as otherwise provided in the 2003
LTIP. The number of CSEs awarded is determined by dividing the aggregate director fees owed on the first business day following the close of the quarter by the closing price of the
Company’s common stock on that date.
Annual Committee Chair Fee:	$5,000 for the chair of each of our Compensation and Governance Committees. $10,000 for the chair of our Audit Committee. Amounts are payable in the same manner as the Annual Fee.
Annual Committee Member Fee:	$5,000 for each of our Compensation and Governance Committee members and $10,000 for each Audit Committee member. Committee chairs receive both a committee chair fee a committee member fee. Amounts are payable in the same manner as the Annual Fee.
Annual Equity Grant:	$70,000 of restricted stock, awarded annually on the date of the Annual Meeting of Stockholders. The restrictions lapse one year after grant.
Attendance Fee for Board Meetings:	None; however, we do reimburse directors for their expenses to attend meetings.

DIRECTOR COMPENSATION TABLE

This table sets forth compensation (in dollars) earned or paid in cash, and the value of equity awards made, to our non-management directors on account of services rendered as a director in 2007. Pursuant to our agreement with Silver Lake, Messrs. Bingle and Joyce do not receive any compensation for serving as directors.

Name	Fees Earned Or Paid in Cash (1)	Stock Awards (2)	Total (3)
Richard J. Bressler	70,000	70,000	140,000
Karen E. Dykstra	26,209	60,638	86,847
Russell P. Fradin	31,429	70,000	101,429
Anne Sutherland Fuchs	62,858	70,000	132,858
William O. Grabe	60,000	70,000	130,000
Max D. Hopper	60,000	70,000	130,000
Steven G. Pagliuca	50,000	133,910	183,910
James C. Smith	120,000	70,000	190,000
Jeffrey W. Ubben	55,000	70,000	125,000

(1)	Includes amounts earned in 2007 and paid in cash and/or common stock equivalents (CSEs) on account of (i) a $50,000 annual director fee; (ii) an additional $60,000 fee for the chairman of the board (James C. Smith), (iii) a $5,000 annual fee for each committee membership ($10,000 for audit); and (iv) an additional $5,000 fee for service as a committee chairman ($10,000 for audit). Amounts for new directors are pro rated from the date they joined the board.

(2)

Represents the dollar amount recognized for 2007 financial statement reporting purposes under SFAS 123(R) for an annual equity grant consisting of restricted stock units (RSUs) that vest one year from the award date, which was June 5, 2007, the date of the 2007 Annual Meeting of Stockholders (except for Ms. Dykstra whose award was made on, and pro rated from, July 25, 2007, the date she joined the board). The number of RSUs awarded was calculated by dividing $70,000 by the closing price of Gartner common stock on the award date. These amounts reflect the Company’s aggregate accounting expense for 2007, and do not correspond to the actual value that will be recognized by the directors. Also includes the SFAS 123(R) expense amount for a special RSU award made to Mr. Pagliuca in November, 2007.

(3)	The following directors had common stock equivalents (CSEs) at January 2, 2008 (the date of the last payment on account of 2007 directors’ fees) representing accrued directors’ fees paid in CSEs: Mr. Bressler: 3,388; Ms. Dykstra: 659; Mr. Fradin: 1,506; Ms. Fuchs: 24,569; Mr. Grabe: 36,337; Mr. Hopper: 25,208; Mr. Pagliuca: 36,780; and Mr. Ubben: 13,008. As noted above, directors’ fees are paid in CSEs unless a director elects to receive up to 50% of the fees in cash, and CSEs are settled in shares of common stock when the director ceases serving as such, or as otherwise permitted in the 2003 LTIP. Acceleration of release is permitted under certain circumstances. See “Compensation of Directors” above. The following non-management directors had outstanding option awards at December 31, 2007: Ms. Fuchs: 21,000; Mr. Grabe: 21,000; Mr. Hopper: 21,000; Mr. Pagliuca: 21,000; Mr. Smith: 2,333; and Mr. Ubben: 22,000. Additional detailed information about beneficial ownership of our common stock by our directors (including our CEO, Eugene A. Hall, who is also a director) is contained under “Security Ownership of Certain Beneficial Owners and Management” on page 32.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

Our Board Principles and Practices are available at www.investor.gartner.com under the “Corporate Governance” link and are periodically reviewed and revised as necessary by our Governance Committee and Board, most recently in October 2007. They require that our Board be comprised of a majority of directors who meet the criteria for independence from management set forth by the New York Stock Exchange (“NYSE”) in its corporate governance standards, as well as by the Securities and Exchange Commission (“SEC”) where applicable. Our committee charters likewise require that our standing Audit, Compensation and Governance/Nominating Committees be comprised only of independent directors. Additionally, the Audit Committee members must be independent under Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Compensation Committee members must be independent under Rule 16b-3 promulgated under the 1934 Act and qualify as an outside director under regulations promulgated under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

Utilizing all of these criteria, as well as all relevant facts and circumstances, the Board annually assesses the independence from management of all non-management directors and committee members by reviewing the commercial, financial, familial, employment and other relationships between each non-management director and the Company, its auditors and other companies that do business with Gartner. Any director who changes his or her primary employment must tender a resignation from the Board in order to enable the Governance Committee to determine whether the change in employment creates an actual or potential conflict of interest, lack of independence or other issues that render the director’s continued service undesirable, thereby allowing the Board to avoid removal procedures.

In 2007, after analysis and recommendation by the Governance Committee, the Board determined that all of our non-management directors (i.e., Michael Bingle, Richard Bressler, Karen Dykstra, Russell Fradin, Anne Sutherland Fuchs, William Grabe, Max Hopper, John Joyce, Stephen Pagliuca, James Smith and Jeffrey Ubben) are independent under the NYSE standards; that our Audit Committee members (Ms. Dykstra and Messrs. Bressler, Hopper and Smith) are also independent under Section 10A-3; and that our Compensation Committee members (Ms. Fuchs and Messrs. Joyce and Ubben) are independent under SEC Rule 16b-3 and qualify as outside directors under Section 162(m) regulations.

Silver Lake and ValueAct.  At the present time, pursuant to its agreement with the Company, Silver Lake, together with its affiliates, the holders of 13.8% of our common stock, is entitled to designate two members of our Board — Messrs. Bingle and Joyce. In addition, Mr. Jeffrey Ubben, a director, is affiliated with ValueAct Capital, which, together with its affiliates, holds 21.7% of our common stock (“ValueAct”). ValueAct does not have a contractual right to designate a director. The Governance Committee and the Board specifically addressed the stock ownership by Silver Lake and ValueAct, and the affiliations of Messrs. Bingle and Joyce with Silver Lake, and Mr. Ubben with ValueAct, and concluded that the fact of this ownership in and of itself did not impair the independence from management of Messrs. Bingle, Joyce or Ubben.

BOARD AND COMMITTEE MEETINGS AND ANNUAL MEETING ATTENDANCE

Our Board held four meetings during 2007. During 2007, all of our directors attended at least 75% of the aggregate of all Board and committee meetings held (during the periods in which such director served as a director and/or committee member.) At each Board and committee meeting, the non-management directors met in executive session. James C. Smith, our non-executive Chairman of the Board, presided over these executive sessions at the Board meetings, and each committee chairperson presided over these executive sessions at their respective committee meetings. Directors are welcome, but not required, to attend the Annual Meeting of Stockholders. In 2007, only Mr. Hall attended the Annual Meeting of Stockholders.

COMMITTEES GENERALLY AND CHARTERS

As noted above, our Board has three standing committees: Audit, Compensation and Governance/Nominating and all committee members have been determined by our Board to be independent under applicable standards. Our Board of Directors has approved a written charter for each committee which is reviewed annually and revised as appropriate. A current copy of each charter is available at www.investor.gartner.com under the “Corporate Governance” link. See “Available Information” on page 37.

GOVERNANCE/NOMINATING COMMITTEE

Our Governance/Nominating Committee (the “Governance Committee”) presently consists of Ms. Fuchs and Messrs. Bingle, Fradin and Grabe (Chairperson) and held four meetings during 2007. Our Governance Committee considers such matters as: the size, composition and organization of our Board; the independence of directors; our corporate governance policies, including periodically reviewing and updating our Board Principles and Practices; the criteria for membership as a director and the selection of individuals for election to the Board; evaluations of director independence; recommendations of assignments to Board committees; recommendations concerning the form and amount of director compensation; oversight of the performance evaluation of our Chief Executive Officer; oversight of management succession planning; and oversight of annual performance evaluations of our Board and its committees.

Candidates for Board nomination are brought to the attention of the Governance Committee by current Board members, management, stockholders or other persons. We utilize Spencer Stuart & Associates to assist in identifying and/or evaluating potential candidates as needed. Potential new candidates are evaluated at regular or special meetings of the Governance Committee, and then considered by the entire Board. The Governance Committee charter specifies that the committee will consider and evaluate individuals who are nominated by stockholders for election to the Board. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Chairman of the Governance/Nominating Committee, c/o Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904-2212, and indicating the recommended candidate’s name, biographical data, professional experience and any other qualifications. While the Governance Committee has not specified minimum qualifications for candidates it recommends, it will consider the qualifications, skills, expertise, qualities, diversity, age, availability and experience of all candidates that are presented to it for consideration, with the overriding objective being to select candidates best able to carry out the Board’s responsibilities and/or to complement the current talent and experience represented on the Board. Each nominee for election at the 2008 Annual Meeting of Stockholders was recommended for nomination by the Governance Committee, and nominated by the full Board for election. Additionally, each nominee is an incumbent director. As noted above, Silver Lake has the contractual right to designate two directors to our Board.

AUDIT COMMITTEE

Gartner has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the 1934 Act. Our Audit Committee presently consists of Ms. Dykstra and Messrs. Bressler (Chairperson), Hopper and Smith. Our Board has determined that both Ms. Dykstra and Mr. Bressler qualify as Audit Committee Financial Experts, as defined by the rules of the SEC, and have the requisite accounting or related financial management expertise required by the NYSE corporate governance listing standards, and that all members are financially literate as required by the NYSE corporate governance listing standards. During 2007, the Audit Committee held five meetings.

Our Audit Committee serves as an independent body to assist in Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the Company’s internal audit function and the independent auditors. Additionally, the Committee prepares the Audit Committee Report as required by the SEC and included in this Proxy Statement below, retains the Company’s independent auditors (subject to stockholder ratification), approves fees for audit and non-audit services, and provides an open avenue of communication among the independent auditors, the internal auditor function, management and the Board.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors, approving the engagement letter describing the scope of the audit, and resolving disagreements between management and the auditors regarding financial reporting for the purpose of issuing an audit report in connection with our financial statements. The independent auditors report directly to the Audit Committee. By meeting with independent auditors and internal auditors, and operating and financial management personnel, the Audit Committee oversees matters relating to accounting standards, policies and practices, changes to these standards, polices and practices and the effects of any changes on our financial statements, financial reporting practices and the quality and adequacy of internal controls. Additionally our internal audit function reports to the General Counsel but has direct access to the Audit Committee. After each Audit Committee meeting, the Committee meets separately with the independent auditors and separately with the internal auditors, without management present.

The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A toll-free phone number that is managed by a third party is available for confidential and anonymous submission of concerns. All submissions are reported to the General Counsel and, in turn, to the Chairman of the Audit Committee. The Audit Committee has the power and funding to retain independent counsel and other advisors as it deems necessary to carry out its duties.

COMPENSATION COMMITTEE

Our Compensation Committee presently consists of Ms. Fuchs (Chairperson) and Messrs. Joyce and Ubben. Our Board has determined that each member of the Compensation Committee qualifies as a non-employee director under SEC Rule 16b-3 and as an outside director under regulations issued under Section 162(m). During 2007, the Compensation Committee held six meetings. The Compensation Committee has responsibility for administering and approving all elements of compensation for the Chief Executive Officer and other executive officers. It also approves, by direct action or through delegation, all equity awards, grants, and related actions under the provisions of our 2003 Long-Term Incentive Plan (the “2003 LTIP”), and administers the 2003 LTIP. Consistent with the terms of the 2003 LTIP, the Committee makes an annual delegation of authority to the CEO to make equity awards to certain individuals not to exceed $100,000 in value or $1,000,000 in aggregate value in a calendar year. This delegation does not permit any award to an employee subject to Section 16 of the 1934 Act (i.e., all executive officers) or any award which would jeopardize the 2003 LTIP’s qualifications under Section 162(m) or SEC Rule 16b-3. The purpose of this delegation is to grant flexibility to the CEO in new hire, retention and promotion situations involving key personnel other than executive officers.

The Compensation Committee is responsible for evaluating CEO performance (with the input and oversight of the Governance Committee and Chairman of the Board), establishing CEO compensation with input from the full Board, approving annual salary increases for executive officers, approving the final terms of the annual equity awards for executive officers and other employees, approving the annual bonus program for executive officers and approving company-wide annual salary increases, bonus programs and equity awards. In setting CEO compensation and compensation for other executive officers, the Committee will consider the results of performance evaluations, benchmarking, the advice of our outside compensation consultant, published survey data and input from the CEO and human resources department. The CEO is responsible for reviewing the performance of all other executive officers, all of whom report directly to him, and recommending the annual salary increase, bonus program and equity award for these executive officers to the Committee for its approval. Please refer to the Compensation Discussion and Analysis on page 13 for a more detailed discussion of executive compensation. The Compensation Committee is also responsible for approving the form and amount of director compensation.

In December 2007, we retained Mercer (US) Inc. as our outside compensation consultant. Prior thereto, Frederic W. Cook & Co., Inc. served as our outside consultant. Our compensation consultant is retained by the Company on an annual basis to provide guidance to the Compensation Committee and to management in connection with the Company’s compensation programs and equity plans. While the compensation consultant maintains a working relationship with management, it has direct reporting responsibility to the Chairman of the Compensation Committee.

The Committee reviews and approves management’s Compensation Discussion and Analysis contained on page 13 of this Proxy Statement, recommends its inclusion in this Proxy Statement (and Annual Report on Form

10-K for 2007) and issues the related report to stockholders as required by the SEC (see “Compensation Committee Report” on page 19).

Compensation Committee Interlocks and Insider Participation.  During 2007, no member of the Compensation Committee served as an officer or employee of the Company, was formerly an officer of the Company or had any relationship with the Company required to be disclosed under “Transactions With Related Persons.” Additionally, during 2007, no executive officer of the Company: (i) served as a member of the compensation committee (or full board in the absence of such a committee) or as a director of another entity, one of whose executive officers served on our Compensation Committee; or (ii) served as a member of the compensation committee (or full board in the absence of such a committee) of another entity, one of whose executive officers served on our Board.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board believes directors should have a financial interest in the Company. Accordingly, each director is required to own at least 10,000 shares of our common stock. New directors also have three years from election or appointment to comply with the policy as follows: 25% within one year of election or appointment; 50% within two years of election or appointment; and 100% within three years of election or appointment. All of our directors are in compliance with these guidelines.

CODE OF ETHICS

Gartner has adopted a CEO & CFO Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, controller and other financial managers, a Code of Business Conduct, which applies to all Gartner officers, directors and employees, and Principles of Ethical Conduct which applies to all employees. All of these codes are available at www.investor.gartner.com under “Corporate Governance.” At least annually, each director and each member of senior management must affirm his or her compliance with the Code of Business Conduct. See “Available Information” on page 37.

EXECUTIVE OFFICERS

GENERAL INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following individuals were serving as our executive officers on April 1, 2008:

Name	Age	Title
Eugene A. Hall	51	Chief Executive Officer and Director
Alister L. Christopher	47	Senior Vice President, Worldwide Events
Donna A. Collins	48	Senior Vice President, Client Services
Kendall B. Davis	39	Senior Vice President, High Tech & Telecom Programs
Darko Hrelic	51	Senior Vice President and Chief Information Officer
Robin B. Kranich	37	Senior Vice President, End User Programs
Dale Kutnick	58	Senior Vice President, Executive Programs
ChristopherJ. Lafond	42	Executive Vice President and Chief Financial Officer
Timothy T.M.F. Noble	41	Senior Vice President, Worldwide Sales
Michele E. Riess	47	Senior Vice President, Human Resources
Lewis G. Schwartz	57	Senior Vice President, General Counsel & Corporate Secretary
Peter Sondergaard	43	Senior Vice President, Research
Per Anders Waern	46	Senior Vice President, Gartner Consulting

Eugene A. Hall has been our Chief Executive Officer and a director since August 2004. Prior to joining Gartner, Mr. Hall was a senior executive at Automatic Data Processing, Inc., a Fortune 500 global technology and services company, serving most recently as President, Employers Services Major Accounts Division, a provider of human resources and payroll services. Prior to joining ADP in 1998, Mr. Hall spent 16 years at McKinsey & Company, most recently as Director.

Alister L. Christopher has been our Senior Vice President, Worldwide Events since June 2003. During his 11 years at Gartner, Mr. Christopher has served in a variety of roles, including Sales Executive; Director, Sales Operations in EMEA; Vice President of EMEA Inside Sales; Group Vice President, North American Inside Sales; and Group Vice President, EMEA Sales. Prior to joining Gartner in August 1996, Mr. Christopher spent 10 years in the IT industry.

Donna A. Collins has been our Senior Vice President, Client Services since August 2006. Prior to joining Gartner, Ms. Collins spent 20 years at Automatic Data Processing, Inc., serving most recently as Senior Vice President of service in ADP’s Small Business Services Division, prior thereto, as Division Vice President of business engineering solutions for ADP’s Major Accounts Division, and prior thereto as Vice President and General Manager of ADP’s Chesapeake office. Ms. Collins is a certified public accountant.

Kendall B. Davis has been our Senior Vice President, High Tech & Telecom Programs since August 2006. Prior to that, he served as Senior Vice President, Strategy, Marketing and Business Development. Prior to joining Gartner in September 2005, Mr. Davis spent ten years at McKinsey & Company, where he was a partner assisting clients in the IT industry.

Darko Hrelic has been our Senior Vice President and Chief Information Officer since January 2007. Prior to joining Gartner, he spent five years at Automatic Data Processing, Inc., most recently as Vice President and Chief Technology Officer in ADP’s Employers Services Division. Prior to joining ADP, Mr. Hrelic spent over 21 years at IBM, principally at the TJ Watson Research Center.

Robin B. Kranich has been our Senior Vice President, End User Programs since August 2006. From November 2004 until August 2006, she served as Senior Vice President, Research Operations and Business Development. During her more than 12 years at Gartner, Ms. Kranich has held various roles, including Senior Vice President and General Manager of Gartner EXP, Vice President and Chief of Staff to Gartner’s president and various sales and sales management roles. Prior to joining Gartner in September 1994, Ms. Kranich was part of the Technology Advancement Group at Marriott International.

Dale Kutnick has been our Senior Vice President, Executive Programs since February 2007. Prior to that, he served as Senior Vice President and Director of Research. Prior to joining Gartner in April 2005, Mr. Kutnick was the co-founder, Chairman of the Board and Research Director of Meta Group, Inc. Mr. Kutnick spent 14 years at Meta, from its inception in January 1989 to January 2003. Prior to co-founding Meta, Mr. Kutnick was Executive Vice President, Research at Gartner, and Executive Vice President of Gartner Securities.

Christopher J. Lafond has been our Executive Vice President and Chief Financial Officer since October 2003. From January 2002 to October 2003, Mr. Lafond served as Chief Financial Officer for Gartner’s North America and Latin America operations. From July 2000 to December 2001, Mr. Lafond was Group Vice President and North American Controller. Mr. Lafond joined us in March 1995 and has held several finance positions, including Director of Finance, Vice President of Finance and Assistant Controller. Prior to joining Gartner, Mr. Lafond was Senior Financial Planner at International Business Machines Corporation and an Analyst in fixed-income asset management at J.P. Morgan Investment Management.

Timothy T.M.F. Noble has been our Senior Vice President, Worldwide Sales since January 2006. From August 2003 to January 2006, Mr. Noble was Group Vice President, EMEA Sales for Gartner UK. From October 2001 to August 2003, Mr. Noble was our Group Vice President, Inside Sales. From October 2000 when he joined Gartner, to October 2001, he was Regional Vice President, Sales for Gartner UK.

Michele E. Riess has been our Senior Vice President, Human Resources, since February 2006. Prior to joining Gartner, Ms. Riess spent 11 years at Automatic Data Processing, Inc., most recently as Vice President — HR Shared Services. Prior to joining ADP, Ms. Riess held various HR roles at Home Insurance Company.

Lewis G. Schwartz has been our Senior Vice President, General Counsel and Corporate Secretary since January 2001. Prior to joining Gartner, Mr. Schwartz was a partner with the law firm of Shipman & Goodwin LLP, serving on the firm’s management committee. Before joining Shipman & Goodwin, Mr. Schwartz was a partner with Schatz & Schatz, Ribicoff & Kotkin, an associate in New York City at Skadden, Arps, Slate, Meagher & Flom, and an assistant district attorney in New York County (Manhattan).

Peter Sondergaard has been our Senior Vice President, Research since August 2004. During his 17 years at Gartner, Mr. Sondergaard has held various roles, including Head of Research for the Technology & Services

Sector, Hardware & Systems Sector Vice President and General Manager for Gartner Research EMEA. Prior to joining Gartner, Mr. Sondergaard was research director at International Data Corporation in Europe.

Per Anders Waern has been our Senior Vice President, Gartner Consulting since January 2008. Since joining Gartner in 1998, Mr. Waern has held senior consulting roles principally in EMEA, and served most recently as head of Gartner’s global core consulting team since November 2006. Prior to joining Gartner, Mr. Waern led corporate IT strategy at Vattenfall in Sweden.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Set forth below is a discussion of compensation awarded to, earned by, or paid to, the Company’s executive officers, including our named executive officers (that is, our CEO, Eugene A. Hall, our CFO, Christopher J. Lafond, and our three most highly compensated executive officers other than the CEO and CFO, Robert C. Patton, former President of Gartner Consulting (who left the Company in February 2008 to pursue another opportunity), Lewis G. Schwartz, our SVP, General Counsel and Corporate Secretary and Peter Sondergaard, our SVP, Research), in 2007. This discussion explains all principal elements of the Company’s compensation of these officers, including (i) the objectives of the Company’s compensation policies; (ii) what the compensation program is designed to reward; (iii) each element of compensation; (iv) why the Company chooses to pay each element; (v) how the Company determines the amount (and, where applicable, the formula) for each element to pay; and (vi) how each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

The Objectives of the Company’s Compensation Policies

The objectives of our compensation policies are two-fold:

•	to attract, motivate and retain highly talented, creative and entrepreneurial individuals by paying market-based compensation; and

•

to motivate our executives to maximize the performance of our Company through pay-for-performance compensation components based on the achievement of aggressive, but attainable, corporate performance targets that are established at the beginning of each year and are not adjusted.

What the Compensation Program is Designed to Reward

Our guiding philosophy is that the more executive compensation is linked to corporate performance, the better Gartner performs, and the higher the officer’s compensation should be. In addition, we believe that the design of the total compensation package must be competitive with the marketplace from which we hire our executive talent in order to achieve our objectives and attract and retain individuals who are critical to our long-term success. Our compensation program for executive officers is designed to compensate individuals for the achievement of corporate performance objectives. We believe this type of compensation encourages outstanding team performance (not simply individual performance) which builds stockholder value.

Both our short-term and long-term incentive compensation is earned by executives only upon the achievement by the Company of certain measurable performance objectives that are deemed by the Compensation Committee and management to be critical to the Company’s long-term success. For 2007, these objectives were set at a base level that was above the prior year’s measure, and the amount of compensation that could be earned increased as Company performance increased. Finally, we believe that the proportion of an executive’s compensation attributable to corporate performance objectives should increase as the individual’s business responsibilities increase.

Each Element of Compensation and Why the Company Chooses to Pay Each Element

Principal Compensation Elements.  To achieve the objectives noted above, we have designed executive compensation to consist of three principal elements:

•	base salary,

•	short-term incentives (cash bonuses) and

•	long-term incentives (equity awards under our 2003 Long-Term Incentive Plan).

We pay competitive salaries to attract and retain the executive talent necessary to develop and implement our corporate strategy and business plan. We pay short-term and long-term incentive compensation to reward our executives for outstanding performance, to motivate our executives to continue to deliver outstanding performance and to make them stakeholders in the success of our Company by aligning their interests with those of our stockholders.

Additional Compensation Elements.  In order to further achieve our first objective of providing a competitive compensation package with great retention value, we provide various other benefits to our executive officers that we believe are typically available to, and expected by, persons in their senior business roles. Each of our executive officers is covered by Gartner’s Executive Benefits Program (the “Program”) which provides for 35 days paid time off (PTO) annually, an annual executive health examination, enhanced severance and change in control benefits and a lump sum payment of $15,000 per year (grossed up so as to be tax neutral to the executive) from which the executive can choose to purchase the perquisites of his or her choice. Mr. Hall’s severance and change in control benefits are governed by his employment agreement with the Company, which is discussed in detail on page 23 under “Employment Agreements With Executive Officers — Mr. Hall.” The severance and change in control benefits provided by the Program to the other named executive officers are discussed in detail on page 25 under “Employment Agreements with Executive Officers — Other Executive Officers.” In addition to the Program, we provide a basic perquisites program, including various executive disability, medical and life insurance benefits, and relocation services. Each of the named executive officers participates, to varying degrees, in the Program and other perquisites. For more information concerning perquisites, see Other Compensation Table and accompanying footnotes on page 21.

We also maintain a non-qualified deferred compensation plan for our highly compensated employees, including our executive officers, to assist eligible participants with retirement and tax planning by allowing them to defer compensation in excess of amounts permitted to be deferred under our 401(k) plan. This plan allows eligible participants to defer up to 50% of base salary and/or 100% of bonus to a future period. In addition, as a further inducement to participation in this plan, the Company matches the participant’s contribution, subject to certain limits. For more information concerning this plan, see Non-Qualified Deferred Compensation Table and accompanying narrative and footnotes on page 31. Finally, the Company maintains an employee stock purchase plan which is available Company-wide to all employees.

How the Company Determines the Amount (and Where Applicable, the Formula) for Each Element to Pay and How each Compensation Element and the Company’s Decisions Regarding that Element Fit into the Company’s Overall Compensation Objectives and Affect Decisions Regarding Other Elements.

In General.  In planning 2007 executive compensation, our overall goal was to provide an aggregate compensation package to our executive officers that used 2006 target compensation as a baseline, with a modest merit increase, and incentive components that provided an opportunity to significantly increase the total compensation package based upon the achievement of performance objectives. The performance objectives were designed both to compel corporate growth and to be achievable. In determining the amount of each element, we gave greater weight to the long-term incentive compensation element, as compared to the cash elements, in order to drive corporate performance. To date, gains from prior option or equity awards have not been taken into account when determining compensation elements.

The salary, short-term and long-term incentive compensation elements for executive officers (other than the CEO) are recommended by the CEO for approval by the Compensation Committee. In formulating his recommendation to the Committee, the CEO undertakes a performance review of these executives and considers input from compensation and human resources personnel at the Company, input from the compensation consultant and benchmarking data (discussed on page 15). The salary, short-term and long-term incentive compensation elements for the CEO’s compensation are established by the Compensation Committee within the parameters of Mr. Hall’s employment agreement with the Company, after evaluation, together with other independent directors, of the CEO’s performance and after consideration of input from the compensation consultant and benchmarking data. Ultimate approval of all elements of executive officer compensation resides with the Compensation Committee.

Chief Executive Officer.  Eugene Hall became our Chief Executive Officer in August 2004. Since Mr. Hall’s employment agreement with the Company was due to expire in July 2007, in late 2006 the Compensation Committee decided to enter into negotiations with Mr. Hall to procure a contract extension on mutually acceptable terms. This decision was driven in large part by the Company’s improved performance under Mr. Hall’s leadership based upon measurable company-wide financial performance metrics. Consistent with the Company’s stated objective of rewarding performance, a new five-year employment agreement was entered into by the Company and Mr. Hall on February 15, 2007, effective January 1, 2007, which provided for an annual aggregate compensation package of $7,000,000 per year, comprised of salary, bonus and long-term incentive awards. This amount resulted from negotiations between Mr. Hall and the Compensation Committee, was supported by competitive market analysis and derived from amounts payable pursuant to Mr. Hall’s original employment agreement. In 2007, Mr. Hall’s short-term bonus and long-term incentive awards were subject to the same performance criteria as were applicable to other executive officers and are discussed below. See “Employment Agreements with Executive Officers—Mr. Hall” on page 23 for a detailed discussion of this agreement.

Benchmarking.  For 2007 executive compensation planning purposes, Frederic W. Cook & Co., Inc. (“Cook”) served as our compensation consultant. At the request of management and the Compensation Committee, Cook undertook a competitive analysis of our 2006 target executive compensation programs (the “2006 Competitive Analysis”) for use as one principal factor, among others, in planning our 2007 executive compensation program. The 2006 Competitive Analysis presented comparative data on salary, short-term incentive (bonus) and long-term incentive (equity) compensation paid to individuals occupying comparable positions at a peer group of companies of similar industry and size, and was based upon most recent available proxy statement data for this peer group, as well as certain published U.S. survey data. At the time of 2007 compensation planning, this data consisted principally of 2005 data published in 2006 proxy statements.

For 2007 executive compensation planning purposes, our peer group consisted of 14 US—based public companies in the high tech industry, with a particular focus on software and IT services, that approximated Gartner in terms of one or more of the following factors: revenues, net income, total assets, market capitalization and/or total employees, and that compete with Gartner for executive talent both from a hiring and a retention standpoint (the “Peer Group”). (There are no direct peer companies or competitors of comparable size.) Gartner’s sales and total employees approximated the Peer Group median for these comparator factors.

The composition of the Peer Group is developed collaboratively by management and our compensation consultant, is approved by the Compensation Committee, and is reviewed and revised as necessary on an annual basis. For 2007 compensation planning purposes, the Peer Group consisted of the following companies:

Adobe Systems, Inc.	Dun & Bradstreet Corp.
Autodesk, Inc.	Hyperion Solutions Corp.
BEA Systems Inc.	Keane Inc.
BMC Software Inc.	McAfee Inc.
Cadence Design Systems Inc.	Novell Inc.
Citrix Systems, Inc.	Sybase, Inc.
Cognos Inc.	Verisign, Inc.

Using the most recent publicly available Peer Group data and applying consistent valuation methodologies, Cook calculated median, 25th percentile and 75th percentile data for salary, bonus and long-term incentives by executive officer position for the top five reported officers (generally, CEO, CFO, general counsel, business unit heads, head of sales). Additionally, Cook provided data from four national surveys, two of which are leading high technology industry surveys and two of which are general industry surveys. From these national surveys, additional data was obtained for all executive officer positions. Finally, Cook reviewed market data from the United Kingdom for comparison purposes for our two UK-based executive officers. The 2006 Competitive Analysis placed our named executive officers in the median to 75th percentile range for total compensation as compared to the Peer Group, with cash compensation (salary and bonus) generally at or below Peer Group median and long-term incentive compensation between the Peer Group median and 75 th percentile for that element.

These results reflect our belief that long-term incentive compensation contributes to a greater degree to the retention of employees and to the delivery of top performance than does cash and short-term compensation; accordingly, we allocate compensation more heavily to that element. As discussed in greater detail below, two elements of our executive compensation (cash bonuses and equity awards) are performance-based incentive compensation; hence, where the Company achieves extraordinary operating results, the amounts of incentive compensation ultimately paid may significantly exceed target award amounts.

Base Salary.  We set base salaries of executive officers when they join the Company by evaluating the responsibilities of the position, the experience of the individual and the marketplace in which we compete for the executive talent we need. In addition, where possible, we consider salary information for comparable positions for members of our Peer Group.

We provide annual salary merit increases on a company-wide basis that are based in large part upon published projected U.S. salary increase data (sources include BLR, Buck Consultants, Culpepper, Hewitt, Mercer and WorldatWork survey reports) as well as available world-wide salary increase data. These increases are also generally applied across the board to executive officers as a group, with material increases in compensation to executive officers made only for purposes of retention, promotion or other circumstances involving significantly increased responsibilities. Mr. Hall’s salary increase is established each year by the Compensation Committee after completion of Mr. Hall’s performance evaluation for the preceding year, which is undertaken by the Chairman of the Board of Directors, with the assistance of various other board members.

The merit increase for 2007 was 4% and was applied against each officer’s prior year’s base salary. This increase was consistent with the projected merit increases set forth in the surveys. The CEO may recommend material increases and decreases in salary of executive officers on an individual basis in the case of retentions, promotions or other significant job changes, subject to approval by the Compensation Committee, but in 2007, no such modifications were made. For 2007, Mr. Hall’s base salary was adjusted pursuant to his new employment agreement, discussed on page 24.

Short-Term Incentive Compensation (Cash Bonuses).  We designed the annual cash bonus component of incentive compensation to align pay with our short-term (annual) performance. For 2007, bonus targets for executive officers (expressed as a percentage of salary) were based solely upon achievement of a company-wide financial performance objective for 2007 (with no individual performance component) and varied from 40% of salary to 100% of salary depending upon level of responsibility. With respect to our named executive officers, 2007 bonus targets, as a percentage of base salary, were 100% for Mr. Hall, 80% for Mr. Patton and 60% for each of Messrs. Lafond, Schwartz and Sondergaard.

The financial objectives and weightings used for 2007 executive officer bonuses were 50% Earnings Before Interest, Depreciation and Amortization (EBITDA) and 50% Net Contract Value Increase (NCVI), which is the year over year increase in the annualized value attributable to all of our subscription-related research products that recognize revenue on a ratable basis measured on a foreign exchange neutral basis. These factors are believed by management to be the most significant measurements of business growth and profitability.

The target objective amounts (resulting in 100% payment of target bonus) were $70 million NCVI (representing 11% growth in contract value at December 31 year over year) and $194 million EBITDA (representing 25% growth over 2006 EBITDA), and amounts payable ranged from 0% to 200% of target depending upon level of achievement of these objectives, as shown in the following table. Payout percentages scaled in a roughly linear manner between the 0% and 200% thresholds.

NCVI (in $ millions)	NCVI % Payout	EBITDA (in $ millions)	EBITDA % Payout	Overall % Attainment
42.0	0	116.4	0	60
56.0	25	155.2	25	80
70.0 (target)	50	194.0 (target)	50	100
110.0	75	219.0	75	150
125.0	100	244.0	100	200

In 2007, we exceeded our target financial objectives, and earned bonuses for executive officers were approximately 114% of target based upon $92.6 million NCVI and $194 million EBITDA. Bonuses were paid according to the bonus plan approved by the Compensation Committee without any modification by the Committee.

In June 2007, our stockholders approved an Executive Performance Bonus Plan. The purpose of this plan is to motivate executive officers to achieve goals relating to the performance of Gartner, its subsidiaries or business units, or other objectively determinable goals, and to reward them when those objectives are satisfied, thereby increasing stockholder value and the success of Gartner. If certain requirements are satisfied, bonuses awarded under this plan to eligible employees will qualify as deductible “performance-based compensation” within the meaning of Section 162(m). Short-term incentive-based bonus awards under this plan will be made to executive officers beginning in 2008.

Long-Term Incentive Compensation (Equity Awards).  Ownership of our stock is a key element of our compensation program. It provides a retention incentive for our executive officers and aligns their personal objectives with long-term stock price appreciation, and, therefore, the interests of our stockholders. Additionally, we believe the combination of performance-based and time-based vesting criteria associated with our long-term incentive awards provide great motivation and retention value to our officers. We have evaluated different types of long-term incentives based on their motivational value, cost to the Company and appropriate share utilization under our stockholder approved 2003 Long-Term Incentive Plan (“2003 LTIP”). At the present time, our annual long-term incentive awards to executives consist of stock-settled stock appreciation rights (“SARs”) and performance-based restricted stock units (“PRSUs”), both of which vest over time based upon continued service. The executive target award value is allocated 30% to SARs and 70% to PRSUs, both of which vest 25% per year commencing one year from grant and on each anniversary thereof, subject to continued employment on the vesting date. The SARs, the amount of which is fixed on grant, are exercisable for seven years. For purposes of determining the target number of PRSUs awarded, the allocated award “value” is divided by the closing price of Gartner common stock on the New York Stock Exchange on the date of grant. For purposes of determining the number of SARs awarded, the allocated “value” is divided by the Black-Scholes-Merton valuation on the date of grant using assumptions appropriate on that date. If performance objectives for PRSUs are not met, the entire PRSU award is forfeited. No part of the award earned is based upon individual performance. No performance objectives for any PRSU intended to qualify under Section 162(m) (i.e., awards to executive officers) may be modified by the Committee. While the Committee does have discretion to modify other aspects of the awards (subject to the terms of the 2003 LTIP), no modifications were made in 2007.

For 2007, the number of PRSUs awarded to executive officers and eligible to vest ranged from 0% to 200% of the original approved target award amount (100%) based upon the achievement of certain levels of NCVI, as set forth in the following table, and scaled in a roughly linear manner between thresholds. The 0%, 100% (target) and 200% achievement thresholds represented approximately 6%, 11% and 19% growth in December 31, 2007 contract value over 2006, in each case on a foreign exchange neutral basis.

NCVI (in $ millions)	PRSU Payout (% of Target)
Less than 42.0	0
42.0	60
56.0	80
63.0	90
70.0	100 (Target)
90.0	125
110.0	150
117.5	175
125.0	200

The 2007 aggregate target award value (PRSUs and SARs) to executive officers was the same as the 2006 aggregate target award value. Individual executive target amounts varied with increasing levels of responsibility and ranged from $584,000 to $5.59 million (Mr. Hall). On February 15, 2008, the Compensation Committee determined that 2007 PRSUs eligible to vest were 128.3% of the target number of units awarded based upon 2007 NCVI of $92.6 million.

To date, the Company has not adopted a formal “clawback” policy that would require the adjustment or recovery of awards or payments to executive officers if the performance measures upon which these awards or payments are based are restated or otherwise adjusted in a manner that would reduce the size of the award, although trends in this area continue to be monitored by the Compensation Committee. In the event of a restatement resulting from fraud or misrepresentation, the Committee will consider seeking the return of awards that should not have been made. To date, this situation has not occurred.

Accounting and Tax Impact

In setting compensation, the Compensation Committee and management consider the potential impact of Section 162(m), which precludes a public corporation from deducting on its corporate income tax return individual compensation in excess of $1 million for its chief executive officer or any of its three other highest-paid officers. Section 162(m) also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m) and that is issued under a stockholder-approved plan. The PRSU component of the 2007 long-term incentive awards is performance-based and issued under the 2003 LTIP, which has been approved by stockholders, and, therefore, is deductible under Section 162(m). Our 2006 and 2007 short-term incentive awards were not made pursuant to a stockholder-approved plan, and, accordingly, may not be deductible in their entirety. In 2006 and 2007, only a portion of Mr. Hall’s cash bonus was not deductible. In June 2007, the stockholders approved an Executive Performance Bonus Plan, under which fully deductible short-term incentive awards (i.e., cash bonuses) to executive officers will be made commencing in 2008. Although the Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m), it maintains the discretion to retain maximum flexibility in establishing compensation elements and to approve compensation that may not be deductible under Section 162(m), if the Committee believes the compensation element to be necessary or appropriate under the circumstances.

Grant of Equity Awards

The Board of Directors has approved and adopted a formal policy with respect to the grant of equity awards under our 2003 LTIP which codified and formalized existing practices. Equity awards may include stock options, stock appreciation rights (SARs), awards of restricted stock (RSAs) and awards of restricted stock units (RSUs). In 2007, all such awards to named executive officers took the form of performance-based RSUs (PRSUs) and SARs. Pursuant to the 2003 LTIP, the Committee may not delegate its authority with respect to Section 16 persons, nor in any other way which would jeopardize the 2003 LTIP’s qualification under Section 162(m) or SEC Rule 16b-3. Accordingly, our policy specifies that all awards to our Section 16 executive officers must be approved by the Compensation Committee on or prior to the award grant date, and that all such awards will be made and priced on the date of Compensation Committee approval, except in the case of new hires, which is discussed below.

Consistent with the Plan, the Compensation Committee annually approves a delegation of authority to the CEO to make equity awards under the Plan to permitted Gartner employees on account of new hires, retention or promotion without the approval of the Compensation Committee. The current delegation of authority specifies a maximum award “value” of $100,000 per individual, and a maximum aggregate award “value” of $1,000,000 for the calendar year. For purposes of this computation, in the case of RSAs and RSUs, “value” is calculated based upon the Fair Market Value (defined in the 2003 LTIP as the closing price on the New York Stock Exchange on the date of grant) of a share of Gartner common stock, multiplied by the number of RSAs or RSUs awarded. In the case of options and SARs, the “value” of the award will be the Black-Scholes-Merton calculation of the value of the award using assumptions appropriate on the award date. Any awards made under this delegated authority are reported to the Compensation Committee at the next regularly scheduled committee meeting.

As discussed above, the structure of annual long-term incentive awards comprising the long-term incentive compensation element of our compensation package to executive officers is established and approved by the Compensation Committee in the first quarter of each year. The specific terms of the awards (number of PRSUs and SARs and related performance criteria) are determined, and the awards are approved and made, on the same date and after the release of the Company’s prior year financial results. New hire, retention and promotion awards to executive officers are recommended by the CEO to the Compensation Committee for its approval. Since the personal interests of executive officers are aligned with stockholders through our long-term incentive awards (that vest over time), the Company does not have a stand-alone stock ownership requirement for executive officers.

It is the Company’s policy not to make equity awards to executive officers prior to the release of material non-public information. The 2007 long-term incentive awards to executive officers were approved by the Compensation Committee and made on February 15, 2007, after release of our 2006 financial results. The final number of PRSUs issuable on account of the 2007 award was determined by the Compensation Committee on February 15, 2008 upon final determination by the Committee of the related performance criteria and after release of our 2007 financial results. Generally speaking, executive new hire awards given as an inducement to joining the Company are made on the 15th or 30th day of the month first following the executive’s start date (and after approval by the Compensation Committee), and retention and promotion awards are made on the 15th or 30th day of the month first following the date of Compensation Committee approval. The making of these awards may be delayed pending the release of material non-public information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Gartner, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, as well as in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s proxy statement for the 2008 Annual Meeting.

The Compensation Committee of the Board of Directors

Anne Sutherland Fuchs

John R. Joyce

Jeffrey W. Ubben

April 22, 2008

SUMMARY COMPENSATION TABLE

This table describes compensation earned in 2006 and 2007 (in dollars) by our CEO, CFO and three most highly compensated executive officers (other than the CEO and CFO) (the “named executive officers”). As you can see from the table and consistent with our compensation philosophy (on page 13), long-term incentive compensation in the form of equity awards comprises a significant portion of total compensation.

Name and Principal Position	Year	Base Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1), (3)	All Other Compensation (4)	Total
Eugene A. Hall, Chief Executive Officer (PEO) (5)	2006	664,625	3,741,521	1,458,157	753,188	138,936	6,756,427
	2007	702,975	5,645,077	1,924,662	802,270	103,443	9,178,427
Christopher J. Lafond, EVP and Chief Financial Officer (PFO)	2006	388,550	425,639	449,142	264,195	45,412	1,572,888
	2007	403,142	1,008,821	530,307	278,732	55,704	2,276,706
Robert C. Patton, former President, Gartner Consulting (6)	2006	460,125	344,379	474,898	417,150	46,681	1,743,233
	2007	477,405	555,953	368,663	385,632	71,036	1,858,689
Lewis G. Schwartz, SVP, General Counsel & Corporate Secretary	2006	347,650	212,819	302,403	236,385	44,176	1,143,433
	2007	360,706	504,410	280,750	249,391	59,607	1,454,864
Peter Sondergaard, SVP, Research (7)	2006	317,552	212,952	180,741	227,164	235,253	1,173,662
	2007	318,270	504,410	240,199	220,051	139,484	1,422,414

(1)	Each of the named executive officers (other than Mr. Sondergaard) elected to defer a portion of his salary and/or bonus under the Company’s Non-Qualified Deferred Compensation Plan. Amounts reported include the deferred portion. See Non-Qualified Deferred Compensation Table on page 31.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the fair value computed in accordance with SFAS 123(R) with respect to all outstanding equity awards for each named executive officer (including awards made in prior fiscal years). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts may not correspond to the actual value that will be received by the named executive officers. For additional information concerning the related SFAS 123(R) calculations, including the assumptions made in these calculations, see Note 9 — Stock-Based Compensation—to the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Represents performance-based cash bonuses earned at December 31, 2006 and 2007 and paid in February 2007 and 2008, respectively. See “Terms of Awards to Executive Officers” on page 28.

(4)	See Other Compensation Table on page 21 for additional information.

(5)	Mr. Hall is a party to an employment agreement with the Company. See “Employment Agreements With Executive Officers” on page 23.

(6)	Mr. Patton’s employment with the Company terminated in February 2008.

(7)	Mr. Sondergaard relocated from the Company’s office in the United Kingdom in July 2006. All amounts earned in the UK in 2006 are expressed in dollars using an average foreign exchange rate in effect for the first six months of 2006 (the period of time in which he was in the UK) of US $1.00: GBP 1.78491.

OTHER COMPENSATION TABLE

This table describes each component (in dollars) of the All Other Compensation column in the Summary Compensation Table on the preceding page.

Name	Year	Lump Sum In Lieu of Specific Benefits (grossed up) (1)	Company Match Under Defined Contribution Plans (2)	Company Match Under Non-qualified Deferred Compensation Plan (3)	Other (4)		Total
Eugene A. Hall	2006	—	8,200	20,585	109,881		138,936
	2007	—	8,450	51,823	43,170	(5)	103,443

Christopher J. Lafond	2006	21,882	8,200	9,542	5,788		45,412
	2007	21,882	8,450	20,493	4,879		55,704

Robert C. Patton	2006	22,206	8,200	12,405	3,870		46,681
	2007	26,064	8,450	29,582	6,940		71,036

Lewis G. Schwartz	2006	21,882	8,200	7,906	6,188		44,176
	2007	21,882	8,450	17,684	11,591		59,607

Peter Sondergaard	2006	18,043	7,545	—	209,665		235,253
	2007	21,882	8,450	—	109,152	(6)	139,484

(1)	Each named executive officer (other than Mr. Hall) received a lump sum payment equal to $15,000 in lieu of specific benefits, which the executive used to procure benefits of his choice. The amount paid (and shown above) is grossed up for taxes.

(2)	Represents the Company’s 4% matching and 1% profit sharing contributions to the named executive officer’s 401(k) account (subject to limitations).

(3)	Represents the Company’s matching contribution to the executive’s contributions to our Non-Qualified Deferred Compensation Plan. See Non-Qualified Deferred Compensation Table on page 31 for additional information.

(4)	In addition to specified perquisites and benefits, includes other perquisites and personal benefits provided to the executive, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the executive.

(5)	Includes auto allowance of $8,250 plus a tax gross up of $5,841.

(6)	Includes (i) housing subsidies pending relocation of $53,321 plus a tax gross up of $27,292; and (ii) a tax equalization payment of $17,858 plus a tax gross up on $8,193.

GRANTS OF PLAN-BASED AWARDS TABLE

This table provides information about awards made to our named executive officers in 2007 pursuant to non-equity incentive plans (our short-term incentive cash bonus program) and equity incentive plans (restricted stock units and stock appreciation rights awards under our 2003 Long-Term Incentive Plan).

		Possible Payouts Under Non-Equity Incentive Plan Award (1)			Possible Payouts Under Equity Incentive Plan Awards (2)			Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Thresh- hold ($)	Target ($)	Maximum ($)	Thresh- hold (#)	Target (#)	Maxi- Mum (#)
Eugene A. Hall	2/15/07	—	—	—	0	179,214 PRSUs	358,428 PRSUs	—	5,024,014
Eugene A. Hall	2/15/07	—	—	—	—	210,139 SARs	—	21.85	1,678,212

Eugene A. Hall	—	0	702,975	1,405,950	—	—	—	—	—

Christopher J. Lafond	2/15/07	—	—	—	0	49,931 PRSUs	99,862 PRSUs	—	1,399,733
Christopher J. Lafond	2/15/07	—	—	—	—	58,547 SARs	—	21.85	467,568
Christopher J. Lafond	—	0	244,200	488,400	—	—	—	—	—

Robert C. Patton	2/15/07	—	—	—	0	24,965 PRSUs	49,930 PRSUs	—	699,856
Robert C. Patton	2/15/07	—	—	—	—	29,273 SARs	—	21.85	233,780
Robert C. Patton	—	0	385,600	771,200	—	—	—	—	—

Lewis G. Schwartz	2/15/07	—	—	—	0	24,965 PRSUs	49,930 PRSUs	—	699,856
Lewis G. Schwartz	2/15/07	—	—	—	—	29,273 SARs	—	21.85	233,780
Lewis G. Schwartz	—	0	192,800	385,600	—	—	—	—	—

Peter Sondergaard	2/15/07	—	—	—	0	24,965 PRSUs	49,930 PRSUs	—	699,856
Peter Sondergaard	2/15/07	—	—	—	—	29,273 SARs	—	21.85	233,780
Peter Sondergaard	—	0	218,500	437,000	—	—	—	—	—

(1)	Represents cash bonuses that could have been earned in 2007 by our named executive officers based solely upon achievement of specified financial performance objectives for 2007 and ranging from 0% (threshold) to 200% (maximum) of target (100%). Bonus targets (expressed as a percentage of base salary) were 100% for Mr. Hall, 80% for Mr. Patton and 60% for each of Messrs. Lafond, Schwartz and Sondergaard. In 2007, we exceeded our target financial performance objectives, and earned bonuses for executive officers were approximately 114% of target. Actual bonuses earned in 2007 by named executive officers and paid in February 2008 were as follows: Mr. Hall — $802,270; Mr. Lafond—$278,732; Mr. Patton — $385,632; Mr. Schwartz —$249,391; and Mr. Sondergaard — $220,051, and are reported under Non-Equity Incentive Plan Compensation in the Summary Compensation Table. See “Terms of Awards to Executive Officers” on page 28 for a detailed description of our 2007 bonus award.

(2)	Represents performance-based Restricted Stock Units (PRSUs) and stock-settled Stock Appreciation Rights (SARs) awarded on February 15, 2007 under our 2003 Long-Term Incentive Plan. The target number of PRSUs (100%) originally awarded on that date was subject to adjustment ranging from 0% (threshold) to 200% (maximum) based solely upon achievement of specified financial performance objectives, and was adjusted by the Compensation Committee on February 15, 2008, based upon final determination by the Committee of achievement of these objectives. The number of PRSUs finally awarded to the named executive officers on account of the 2007 grant was Mr. Hall – 229,932; Mr. Lafond – 64,061; and Messrs. Patton, Schwartz and Sondergaard – 32,030. The number of SARs was fixed on the award date. The PRSUs and SARs vest 25% per year commencing February 15, 2008, subject to continued employment on the vesting date. See “Terms of Awards to Executive Officers” on page 28 for a detailed description of our 2007 long-term incentive award.

(3)	Represents the closing price of Gartner common stock on the New York Stock Exchange on the grant date.

(4)	Represents the full grant date fair value of the PSRUs and SARs computed under SFAS 123(R) and adjusted, in the case of PRSUs, for the actual number of PRSUs awarded to correspond to financial statement expense. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting period. The dollar amount recognized for 2007 financial statement reporting purposes in accordance with SFAS 123(R) is included in amounts reported in the Summary Compensation Table on page 20 under “Stock Awards” (for PRSUs) and “Option Awards” (for SARs) columns. These amounts reflect the Company’s accounting expense over the award’s vesting schedule, and may not correspond to the actual value that will be received by the named executive officers. For additional information concerning the related SFAS 123(R) calculations, including the assumptions used in these calculations, see Note 9 – Stock-Based Compensation—to the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

Mr. Hall – Employment Agreement in Effect during 2006.  Mr. Hall entered into an Employment Agreement with the Company effective August 4, 2004 (the “2004 Agreement”). Under the 2004 Agreement, Mr. Hall agreed to serve as our Chief Executive Officer through July 31, 2007, and thereafter for subsequent one-year periods unless either party provided ninety days written notice not to renew. During the term of the 2004 Agreement, we agreed to include Mr. Hall in our slate of nominees to be elected to our Board.

Under the 2004 Agreement, Mr. Hall’s initial base salary was $650,000, subject to annual adjustments by our Board or Compensation Committee. Mr. Hall’s annual target bonus was equal to 100% of his base salary and was based on the achievement of specified company and individual objectives. Mr. Hall’s bonus could be higher or lower than the target bonus amount based on over or under achievement of the objectives, but in no event could the bonus exceed 200% of his base salary. Mr. Hall’s bonus for the first twelve months of his employment was guaranteed at 100% of his target bonus. Additionally, we agreed to provide Mr. Hall with an automobile and a driver during his employment term.

Pursuant to the 2004 Agreement, Mr. Hall received a grant on August 16, 2004 of options to purchase 800,000 shares of our common stock at a price of $12.11 per share. These stock options vest in four equal annual installments on the anniversary of the date of grant. Mr. Hall also received a grant of 500,000 shares of restricted stock on October 15, 2004. The restrictions on these shares lapse upon the earlier of (a) our common stock trading at or above specified average price targets for 60 consecutive trading days, or (b) a Change In Control (as defined on page 25). The price targets are an average of the high and low selling price of at least $20 for the first 300,000 shares, $25 for the next 100,000 shares and $30 for the remaining 100,000 shares. In November 2005, Mr. Hall’s 2004 500,000 share restricted stock award was cancelled and replaced with a new award for the same amount of shares and on similar terms under our stockholder-approved 2003 Long-Term Incentive Plan (“2003 LTIP”). This action was undertaken to permit the Company to take a tax deduction when and if the restrictions lapse on the restricted stock award, which would not been permissible in the award’s original form because the award had been made as an inducement grant, and not pursuant to a stockholder-approved plan. In May 2007, restrictions on the first 300,000 shares of this restricted stock award lapsed.

Termination and related payments.  Under the 2004 Agreement, Mr. Hall’s employment was at will and could be terminated by him or us upon sixty days’ notice. If we terminated Mr. Hall’s employment involuntarily and without Business Reasons (as defined in the 2004 Agreement) or a Constructive Termination (as defined in the 2004 Agreement) occurred, or if we did not renew the 2004 Agreement upon its expiration and Mr. Hall terminated his employment within ninety days following the expiration of the 2004 Agreement, Mr. Hall would have been entitled to receive: (a) his base salary for twenty-four months, payable in accordance with our regular payroll schedule; (b) 200% of his target bonus for the year in which the termination occurs (plus any earned but unpaid bonus from the prior year); and (c) continued vesting for twenty-four months other than any award that vests pursuant to performance-based criteria.

If a Change In Control (defined on page 25) occurred, Mr. Hall would have been entitled to receive: (a) three times his base salary then in effect; (b) three times his target bonus for the fiscal year in which the Change In Control occurs (plus any unpaid bonus from the prior fiscal year); (c) acceleration in full of his option grant and the lapsing of all restrictions on his restricted stock grant; (d) at our cost, group health benefits pursuant to our standard programs for himself, his spouse and any children for three years after the Change in Control; and (e) an amount sufficient to fund the payment (“Gross-Up Payments”) for any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), on any payment received upon a Change In Control that would constitute a “parachute payment” within the meaning of Section 280G of the Code, together with any income, employment and excise taxes (including interest and penalties) imposed on the Gross Up Payment. Mr. Hall was entitled to these benefits whether or not his employment was terminated in connection with the Change In Control.

For purposes of the 2004 Agreement, a “Change In Control” was deemed to occur when (i) any person became the beneficial owner of 50% of our voting securities, (ii) there was a merger or consolidation of Gartner with another company and our outstanding securities represented less than 50% of the voting securities of the combined entity, (iii) an agreement for the sale of all or substantially all of our assets that was approved by our stockholders and was executed and (iv) there was a change in the composition of our Board occurring after stockholder approval, as a result of which fewer than a majority of the directors on the board prior to the stockholder vote remained.

Mr. Hall – New Employment Agreement dated February 15, 2007.  On February 15, 2007, Gartner entered into an Employment Agreement (the “2007 Agreement”) with Mr. Hall, with an effective date of January 1, 2007, pursuant to which Mr. Hall will serve as chief executive officer of the Company. The 2007 Agreement supersedes the 2004 Agreement described above.

The 2007 Agreement has an initial term of five years (expiring December 31, 2011), with automatic one year renewals commencing on the fifth anniversary, and continuing each year thereafter, unless either party provides the other with at least 60 days prior written notice of an intention not to extend the term. Under the 2007 Agreement, Mr. Hall’s annual base salary was initially set at $702,975, subject to adjustment on an annual basis by the Board or Compensation Committee. Additionally, Mr. Hall is entitled to participate in the Company’s executive bonus program. His annual target bonus is equal to 100% of his annual base salary, and his actual bonus may be higher or lower than the target bonus for over or under achievement of Company and individual objectives, provided, however, that the maximum actual bonus may not exceed 200% of Mr. Hall’s base salary. The 2007 Agreement also provides that the Company, in good faith, will include Mr. Hall in the Company’s slate of nominees for election to the board of directors. Additionally, Mr. Hall is entitled to an automobile and a driver during his employment term.

The 2007 Agreement further provides that Mr. Hall will receive an annual long-term incentive award with an aggregate value (using the Black-Scholes-Merton valuation method for stock appreciation rights and the fair market value of the Company’s common stock for restricted stock, or such other appropriate valuation method as the Compensation Committee may use, to value equity-based incentive awards) at least equal to $7,000,000 minus the sum of base salary and target bonus for the year of grant. Each year’s incentive award will be divided between restricted stock units and stock appreciation rights, with the number of restricted stock units being subject to adjustment for over or under achievement of Company objectives. For 2007, the incentive award had an aggregate value of $5,594,050, and was divided such that 70% of the aggregate value was in the form of restricted stock units, and 30% of the aggregate value was in the form of stock appreciation rights. The 2007 incentive awards vest over 4 years, assuming continued service, and vest in full upon a Change In Control.

Additionally, the 2007 Agreement provides that Mr. Hall is also entitled to receive all benefits provided to senior executives, executives and employees of the Company generally from time to time, including medical, dental, life insurance and long-term disability, in each case so long as and to the extent the same exist.

Termination and related payments.  Mr. Hall’s employment is at will and may be terminated by him or us upon 60 days’ notice. If we terminate Mr. Hall’s employment involuntarily and without Business Reasons (as defined in the 2007 Agreement) or a Constructive Termination (as defined in the 2007 Agreement) occurs, or if we do not renew the 2007 Agreement upon its expiration and Mr. Hall terminates his employment within 90 days following the expiration of the 2007 Agreement, then, subject to Mr. Hall signing and not revoking a general release of claims against the Company and its successors, Mr. Hall will be entitled to receive: (a) accrued base salary and paid time off (“PTO”) plus base salary for a period of thirty-six (36) months following the termination date, with the first payment made six (6) months after the termination date (for amounts owing through that date) and thereafter, in accordance with the

Company’s regular payroll schedule, (b) 300% of Mr. Hall’s target bonus for the fiscal year in which the termination date occurs, payable in a lump sum as soon as practicable following the six (6) month period commencing on the termination date, and any earned but unpaid bonus from the prior fiscal year which will be paid at the same time as bonuses for such fiscal year are paid to other Company executives, (c) 36 months’ continued vesting of all outstanding stock options, incentive awards and other equity arrangements subject to vesting and held by Mr. Hall (all such awards with an exercise feature will remain exercisable for 30 days following the last day of such 36 month continued vesting period, subject to the maximum term of the award), and (d) reimbursement for premiums incurred to continue group health benefits (or, at the Company’s election, to obtain substantially similar health benefits through a third party carrier) for thirty-six (36) months for Mr. Hall, his spouse and any children, provided that Mr. Hall makes the appropriate COBRA election. Additionally, any incentive awards that have accrued prior to the termination date will be granted to Mr. Hall on the day of the first open trading window for executives after the termination date. Payment of severance amounts is conditioned upon compliance with 36 month non-competition and non-solicitation covenants set forth in the 2007 Agreement.

In the event of a Change In Control (defined below), Mr. Hall will be entitled to receive the following: (i) accrued base salary and PTO plus three times base salary then in effect, and (ii) three times target bonus for the fiscal year in which the Change In Control occurs, in each case payable immediately upon a Change In Control. Additionally, Mr. Hall will be entitled to (a) earned but unpaid bonus from the prior fiscal year (payable at the same time bonuses for such fiscal year are paid to other Company executives, (b) continuation of group health benefits at the Company’s cost pursuant to the Company’s standard programs for three years following the Change In Control for Mr. Hall, his spouse and any children, (c) thereafter, to the extent COBRA is applicable, continuation of health benefits for such persons at Mr. Hall’s cost, for a period of 18 months or such longer period as may be applicable under the Company’s policies then in effect, provided that Mr. Hall makes the appropriate election and payments, (d) automatic vesting of all outstanding equity awards and (e) an amount sufficient to fund the payment (“Gross-Up Payments”) for any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), on any payment received upon a Change In Control that would constitute a “parachute payment” within the meaning of Section 280G of the Code, together with any income, employment and excise taxes (including interest and penalties) imposed on the Gross Up Payment. Mr. Hall is entitled to these benefits whether or not his employment is terminated in connection with the Change In Control. This benefit was negotiated in connection with the 2004 Agreement and retained in the negotiation of the 2007 Agreement. The 2007 Agreement was intended to enhance, not reduce, Mr. Hall’s employment terms as set forth in the 2004 Agreement in exchange for his agreement to serve as our Chief Executive Officer for an additional four years beyond the term of the 2004 Agreement. If Mr. Hall’s employment is terminated within 12 months following a Change In Control, he will not be entitled to any severance payments.

For purposes of the 2007 Agreement, a “Change In Control” will occur when (i) any person becomes the beneficial owner of 50% of our voting securities, (ii) there is a merger or consolidation of Gartner with another company and our outstanding securities represent less than 50% of the voting securities of the combined entity, (iii) an agreement for the sale of all or substantially all of our assets that is approved by our stockholders and is executed and (iv) there is a change in the composition of our Board occurring after stockholder approval, as a result of which fewer than a majority of the directors on the board prior to the stockholder vote remain.

Other Executive Officers.  Other than our CEO, we do not have long-term employment agreements with any of our named executive officers. Each of our executive officers is covered by Gartner’s Executive Benefits Program (the “Program”) which provides for 35 days paid time off (PTO) annually, an annual physical examination and an annual lump sum payment of $15,000 per year from which the executive can choose to purchase the perquisites of his or her choice in lieu of any other perquisites to be provided by Gartner. The lump sum payment and certain other benefits are grossed up so as to be tax neutral to the executive. U.S.-based executive officers may also participate in an ERISA – excess program that allows them to contribute over the current 401(k) limits and a deferred compensation program (available to all US-based Gartner employees with annual compensation in excess of $200,000) discussed below.

Termination and related payments.  The Program also provides that upon termination without cause, each of our executive officers will be entitled to receive: (a) base salary then in effect for 12 months plus any unused PTO not to exceed 25 days (paid in accordance with Gartner’s regular payroll schedule); and (b) reimbursement for COBRA premiums to continue group health benefits pursuant to our standard programs for the executive, the executive’s spouse and any children for 12 months after the termination date. These severance benefits would be payable in the event of termination in connection with a Change In Control (as defined below) as well. Additionally, all vested equity awards held by the executive that have an exercise feature will remain exercisable for 90 days following the termination date (tolled during any blackout period). In the event of a Change In Control (defined below), if the executive is terminated without cause within 12 months after the Change In Control, all of the executive’s outstanding equity awards will immediately vest in full, and remain exercisable for 12 months following the termination date. For purposes of the Program, “Change In Control” occurs generally when (i) any person becomes the beneficial owner of 50% of our voting securities, (ii) there is a merger or consolidation of Gartner with another company where our outstanding securities represent less than 50% of the voting securities of the combined entity, (iii) an agreement for the sale of all or substantially all of Gartner’s assets that is approved by our stockholders is executed and (iv) there is a change in the composition of our Board occurring after stockholder approval, as a result of which fewer than a majority of the directors on the board prior to the vote remain.

Options, RSUs and SARs that would have vested (assuming continued service) during the 12 months following death, disability or retirement are deemed automatically vested on the date of termination of employment. Additionally, in the event of death, disability or retirement, options and SARs remain exercisable for the earlier of the expiration date or one year from the date of termination; in the event of termination for any other reason, any unexercised options and SARs remain exercisable for the earlier of the expiration date or 90 days from the date of termination (excluding any period during which trading is prohibited under our insider trading policy). Retirement is defined in the 2003 LTIP as termination of employment if (i) on the date of termination, the employee is at least 55 years old and has at least 5 years continued service and (ii) the sum of the employee’s age and years of continued service equals at least 65. None of the named executive officers qualified for a retirement benefit at December 31, 2007. Disability is defined in the 2003 LTIP as total and permanent disability. In the event of termination for cause, voluntary resignation or retirement, no severance benefits are provided.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

“Employment Agreements With Executive Officers” on page 23 contains a detailed discussion of the payments and other benefits to which our CEO and other named executive officers are entitled in the event of an involuntary termination of employment, termination upon a Change In Control (as defined therein), or, in the case of Mr. Hall, upon a Change In Control only. In order to receive severance benefits, the Program provides that executive officers who are terminated are required to execute and comply with a separation agreement and release of claims in which, among other things, the executive reaffirms his or her commitment to confidentiality and non-competition obligations (that bind all employees for one year following termination of employment) and releases the Company from various employment related claims. In addition, in the case of named executive officers (other than Mr. Hall), severance will not be paid to any executive who refuses to accept an offer of comparable employment from Gartner or who does not cooperate or ceases to cooperate when being considered for a new position with Gartner, in each case as determined by the Company. Similarly, severance payments to Mr. Hall are contingent upon his execution of a general release of claims against the Company and compliance with confidentiality covenants, as well as non-competition and non-solicitation covenants that bind Mr. Hall for 36 months following termination of employment.

The table set forth below quantifies amounts (in dollars) that would be payable by the Company, or otherwise be provided, to our named executive officers (other than Mr. Hall) had their employment been terminated on December 31, 2007 as a result of (1) involuntary termination without cause and/or constructive termination, (2) death, disability or retirement (as defined) and (3) a Change In Control (as defined). See Outstanding Equity Awards At Fiscal Year End Table on page 30 for a list of unvested equity awards at the end of 2007. Each named executive officer would also be entitled to receive the balance in his deferred compensation plan account. See the Non-Qualified Deferred Compensation Table on page 31.

Named Executive Officer	Involuntary termination (severance benefits) (1)	Acceleration of unvested equity awards (death, disability or retirement) (2)	Acceleration of unvested equity awards (Change In Control) (3)	Total Change In Control Amounts (1), (3)
Christopher J. Lafond	423,965	1,011,997	2,773,576	3,197,541
Robert C. Patton	500,583	611,699	1,492,479	1,993,062
Lewis G. Schwartz	382,751	611,699	1,492,479	1,875,230
Peter Sondergaard	333,510	574,598	1,455,308	1,788,818

(1)	Represents one years’ base salary plus the amount of health insurance premiums for the executive, his spouse and immediate family for 12 months (at premiums in effect on the December 31, 2007 (the “Termination Date”)). Since the executive must be employed on the bonus payment date (February 2008) in order to receive earned but unpaid 2007 bonus, in the event of termination on December 31, 2007, 2007 bonus would have been forfeited and, therefore, is excluded. See “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 20 for these bonus amounts. The executive would also be entitled to receive any accrued vacation pay at December 31, 2007.

(2)	Represents (x) the fair market value using the closing price of our common stock on December 31, 2007, or $17.56 (“Year End Price”), of RSUs that would have vested within 12 months following the Termination Date, plus (y) the spread between the Year End Price and the exercise price of all options and SARs that would have vested within 12 months following the Termination Date, multiplied by the number of such options and SARs, as the case may be. To realize this value, the executive or his estate had to sell all resultant common shares on that date. No named executive officer was retirement eligible at December 31, 2007.

(3)	Represents (x) the fair market value using the Year End Price of all RSUs that were not vested on the Termination Date, plus (y) the spread between the Year End Price and the exercise price of all options and SARs that were not vested on the Termination Date, multiplied by the number of such options and SARs, as the case may be. To realize this value, the executive had to sell all resultant shares on that date.

The table set forth below quantifies amounts (in dollars) that would be payable by the Company, or otherwise be provided, to Mr. Hall had his employment been terminated on December 31, 2007 as a result of (1) involuntary termination without cause and/or constructive termination, (2) death, disability or retirement (as defined) and (3) a Change In Control (as defined). See Outstanding Equity Awards At Fiscal Year End Table on page 30 for a list of Mr. Hall’s unvested equity awards at the end of 2007. Mr. Hall would also be entitled to receive the balance in his deferred compensation plan account. See the Non-Qualified Deferred Compensation Table on page 31.

Involuntary termination (severance benefits) (1)	Involuntary termination (continued vesting of equity awards) (2)	Total Involuntary termination (1), (2)	Death, disability or retirement (acceleration of unvested equity awards) (3)	Change in Control (acceleration of unvested equity awards) (4)	Change in Control (excise tax and gross up) (5)	Total Change in Control benefits (1), (4), (5)
5,075,749	10,077,799	15,153,548	4,488,603	14,599,201	4,205,841	23,880,791

(1)	Represents (w) three years’ base salary, (x) unpaid 2007 bonus, (y) 300% of target bonus for 2007 and (z) the amount of health insurance premiums for Mr. Hall, his spouse and immediate family for 36 months (at premiums in effect at the end of 2007). Mr. Hall would also be entitled to receive any accrued vacation pay at December 31, 2007.

(2)	Represents (x) the fair market value using the Year End Price of RSUs that would have vested within 36 months following the Termination Date, plus (y) the spread between the Year End Price and the exercise price for all options and SARs that would have vested within 36 months following the Termination Date, multiplied by the number of such options and SARs, as the case may be. To realize this value, Mr. Hall had to sell all resultant common shares on that date.

(3)	Represents (x) the fair market value using the Year End Price of RSUs that would have vested within 12 months following the Termination Date, plus (y) the spread between the Year End Price and the exercise price for all options and SARs that would have vested within 12 months following the Termination Date, multiplied by the number of such options and SARs, as the case may be. To realize this value, Mr. Hall or his estate had to sell all resultant common shares on that date. Mr. Hall was not retirement eligible at December 31, 2007.

(4)	Represents (x) the fair market value using the Year End Price of all restricted stock awards and RSUs that were not vested on the Termination Date, plus (y) the spread between the Year End Price and the exercise price of all options and SARs that were not vested on the Termination Date, multiplied by the number of such options and SARs, as the case may be. To realize this value, Mr. Hall had to sell all resultant shares on that date.

(5)	Represents the estimated excise tax and related gross up on Change In Control benefits imposed by Section 280G of the Code, calculated using a 41.45% tax rate for federal (including FICA) and state taxes.

TERMS OF AWARDS TO EXECUTIVE OFFICERS

Our Compensation Discussion and Analysis (CD&A) contains a detailed description of the terms of our 2007 non-equity cash incentive compensation awards to executive officers (our short-term incentive compensation, or 2007 bonus awards), and the terms of our 2007 equity incentive compensation awards to executive officers (our long-term incentive compensation, or PRSU and SAR awards) under “How the Company Determines the Amount (and Where Applicable, the Formula) for Each Element to Pay and How each Compensation Element and the Company’s Decisions Regarding that Element Fit into the Company’s Overall Compensation Objectives and Affect Decisions Regarding Other Elements” on page 14.

Non-equity incentive compensation.  The threshold, target and maximum amounts of the non-equity short-term incentive compensation (cash bonuses) payable to the named executive officers are reported in the Grants of Plan – Based Awards Table on page 22, under “Possible Payouts Under Non-Equity Incentive Plan Awards.” As noted in the CD&A, in 2007 we exceeded the target attainment levels for short-term incentive compensation awards, and earned bonuses for executive officers were approximately 114% of targeted amounts and were paid in February 2008. These amounts are reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 20 and in footnote (1) to the Grants of Plan — Based Awards Table on page 22.

Equity incentive compensation.  The SFAS 123(R) dollar amounts recognized for 2007 financial statement reporting purposes of the outstanding PRSUs and SARs are included in the amounts reported in the “Stock Awards” and “Option Awards” columns, respectively, of the Summary Compensation Table on page 20. The threshold, target and maximum number of PRSUs, and the number of SARs, awarded to the named executive officers in 2007 are reported in the Grants of Plan — Based Awards Table on page 22 under “Possible Payouts Under Equity Incentive Plan Awards.” As noted in the CD&A, in 2007 we exceeded the target attainment level for long-term incentive compensation awards, and the actual number of PRSUs eligible to vest, as determined by the Committee, was 128.3% of the targeted amounts and are reported in footnote (2) to the Grants of Plan — Based Awards Table. The SFAS 123(R) full grant date fair value for each award (adjusted for the actual number of PRSUs awarded) is included in the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan — Based Awards Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

This table provides information on the current option (including stock appreciation rights) and stock (including restricted stock and restricted stock unit) awards held by named executive officers at December 31, 2007. Per SEC rules, each equity grant is shown separately for each named executive officer. All performance and market criteria associated with these awards (except for Mr. Hall’s remaining 200,000 share restricted stock award) have been fully satisfied, and the award is fixed. The market value of the stock awards is based on the closing price of our common stock on the New York Stock Exchange on December 31, 2007, which was $17.56. Upon exercise of, or release of restrictions on, these awards, the number of shares ultimately issued to each executive may be reduced on account of shares withheld by Gartner for tax purposes.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercis- able	Number of Securities Underlying Unexercised Options (#) Unexercis- able	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
E. Hall (1)	600,000	200,000	12.11	8/16/14
E. Hall (2)	173,342	86,658	10.59	6/15/12
E. Hall (3), (6)	100,000	300,000	14.44	5/15/13	251,685	4,419,589
E. Hall (4), (6)		210,139	21.85	2/15/14	229,932	4,037,606
E. Hall (5)							200,000	3,512,000
C. Lafond	3,000		18.61	10/13/08
C. Lafond	5,500		19.29	12/15/08
C. Lafond	4,000		22.71	1/28/09
C. Lafond	4,500		13.69	8/15/10
C. Lafond	40,000		11.12	2/15/12
C. Lafond	20,000		9.05	12/13/12
C. Lafond	100,000		12.49	10/21/13
C. Lafond	40,000		12.49	6/7/14
C. Lafond (2)	78,004	38,996	10.59	6/15/12
C. Lafond (3), (6)	36,000	108,000	14.44	5/15/13	59,220	1,039,903
C. Lafond (4), (6)		58,547	21.85	2/15/14	64,061	1,124,911
R. Patton	100,000		11.96	5/17/14
R. Patton	60,000		12.49	6/7/14
R. Patton (2)	69,337	34,663	10.59	6/15/12
R. Patton (3), (6)	18,000	54,000	14.44	5/15/13	29,610	519,952
R. Patton (4), (6)		29,273	21.85	2/15/14	32,030	562,447
L. Schwartz	10,000		9.10	11/28/11
L. Schwartz	10,000		9.05	12/13/12
L. Schwartz	50,000		11.44	2/3/14
L. Schwartz	40,000		12.49	6/7/14
L. Schwartz (2)	69,337	34,663	10.59	6/15/12
L. Schwartz (3), (6)	18,000	54,000	14.44	5/15/13	29,610	519,952
L. Schwartz (4), (6)		29,273	21.85	2/15/14	32,030	562,447
P. Sondergaard	4,000		19.29	12/15/08
P. Sondergaard	5,500		22.71	1/28/09
P. Sondergaard	60,000		10.31	11/9/09
P. Sondergaard	5,850		9.10	11/28/11
P. Sondergaard	3,641		9.05	12/13/12
P. Sondergaard	12,000		12.45	6/1/14
P. Sondergaard (2)	58,660	29,340	10.59	6/15/12
P. Sondergaard (3), (6)	18,000	54,000	14.44	5/15/13	29,610	519,952
P. Sondergaard (4), (6)		29,273	21.85	2/15/14	32,030	562,447

(1)	Vest 25% per year commencing 8/16/05.

(2)	Vest 33.33% per year commencing 6/15/06.

(3)	Vest 25% per year commencing 5/15/07.

(4)	Vest 25% per year commencing 2/15/08.

(5)	Vest when the average of the high and low daily selling price of our common stock for 60 consecutive trading days is at least $25 for the first 100,000 shares and $30 for the remaining 100,000 shares.

(6)	The amounts shown under Option Awards represent stock appreciation rights that will be settled in stock upon exercise; accordingly, the number of shares received on exercise may be less than the number of stock appreciation rights held by the executive.

OPTION EXERCISES AND STOCK VESTED TABLE

This table provides information for the named executive officers for options that were exercised, and stock awards that vested, during 2007 on an aggregate basis, and, in the case of stock awards, does not reflect shares withheld by the Company for taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)(3)
Eugene A. Hall	—	—	383,895	10,371,116
Christopher J. Lafond	18,600	171,179	19,740	519,557
Robert C. Patton	84,667	1,304,379	20,870	560,408
Lewis G. Schwartz	—	—	9,870	259,778
Peter Sondergaard	10,000	21,384	9,870	259,778

(1)	Represents the difference between the market price of our common stock at exercise and the exercise price for all options exercised during the year.

(2)	Includes restricted stock units awarded in 2006 as long-term incentive compensation that released on May 15, 2007. With respect to Mr. Hall, also includes 300,000 shares of restricted stock that released on May 30, 2007 when the average of the high and low daily selling price of our common stock was at least $20 for 60 consecutive trading days, and with respect to Mr. Patton, includes 11,000 shares of restricted stock that released in 2007.

(3)	Represents the number of shares that released during the year multiplied by the market price of our common stock on the release date.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The Company maintains a Non-Qualified Deferred Compensation Plan for certain officers and key personnel whose aggregate compensation is expected to exceed $200,000. This plan allows qualified U.S.-based employees to defer up to 50% of annual salary and/or up to 100% of annual bonus and/or commission earned in a fiscal year. In addition, in 2007 the Company made a contribution to the account of each named executive officer who deferred compensation equal to the amount of such executive’s contribution (up to 4% of base salary and bonus), less $6,200. Deferred amounts are deemed invested in several independently-managed investment portfolios selected by the participant for purposes of determining the amount of earnings to be credited by the Company to that participant’s account. The Company may, but need not, acquire investments corresponding to the participants’ designations.

Upon termination of employment for any reason, all account balances will be distributed to the participant in a lump sum, except that a participant whose account balance is in excess of $25,000 may defer distributions for an additional year, or to receive the balance in 20, 40 or 60 quarterly installments, based upon a prior election. In the event of an unforeseen emergency (which includes a sudden and unexpected illness or accident of the participant or a dependent, a loss of the participant’s property due to casualty or other extraordinary and unforeseeable circumstance beyond the participant’s control), the participant may request early payment of his or her account balance, subject to approval.

The following table provides information (in dollars) concerning contributions to the Plan in 2007 by the participating named executive officers, the Company’s matching contribution, 2007 earnings and account balance at year end. During 2007, there were no withdrawals by, or distributions to, any named executive officer.

Name	Executive Contributions in 2007 (1)	Company Contributions in 2007 (2)	Aggregate Earnings in 2007	Aggregate Balance at 12/31/07
Eugene A. Hall	58,247	51,823	6,309	165,550
Christopher J. Lafond	26,694	20,493	2,623	75,967
Robert C. Patton	89,456	29,582	6,720	187,308
Lewis G. Schwartz	23,884	17,684	1,946	66,260

(1)	The amount of Executive Contributions is included in the Base Salary and/or Non-Equity Incentive Compensation amounts reported for the named executive officer in the Summary Compensation Table on page 20.

(2)	Company Contributions are included in the “All Other Compensation” column of the Summary Compensation Table, and in the “Company Match Under Non-qualified Deferred Compensation Plan” column of the Other Compensation Table on page 21 for the named executive officers.

OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of shares of our Common Stock as of April 16, 2008 by: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than five percent of our Common Stock, (ii) each of our directors, (iii) each named executive officer (with the exception of Mr. Patton whose employment terminated in February 2008), and (iv) all directors, named executive officers and other current executive officers as a group. Unless otherwise indicated, the address for those listed below is c/o Gartner, Inc., 56 Top Gallant Road, Stamford, CT 06902. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table directly own, and have sole voting and investment power with respect to, all shares of our Common Stock shown as beneficially owned by them. None of these shares has been pledged.

Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Michael J. Bingle (1)	13,225,518	13.8%
Richard J. Bresser (2)	7,367	—
Karen E. Dykstra (3)	9,425	*
Russell P. Fradin (2)	2,576	*
Anne Sutherland Fuchs (4)	47,367	*
William O. Grabe (4)	102.367	*
Max D. Hopper (4)	63,367	*
John R. Joyce (1)	13,225,518	13.8%
Stephen G. Pagliuca (5)	74,367	*
James C. Smith (6)	784,316	*
Jeffrey W. Ubben (7), (8)	20,812,013	21.7%
Eugene A. Hall (9)	1,866,386	1.9%
Christopher J. Lafond (10)	462,645	*
Lewis G. Schwartz (11)	279,260	*
Peter Sondergaard (12)	273,999	*
All current directors, named executive officers and other current executive officers as a group (24 persons) (13)	39,248,442	39.6%
Silver Lake Partners, L.P. and affiliates (1) 2725 Sand Hill Road, Suite 150, Menlo Park, CA 94025	13,225,518	13.8%
VA Partners, L.L.C. and affiliates (8) 435 Pacific Avenue, San Francisco, CA 94133	20,812,013	21.7%
Marathon Asset Management LLP (14) 5 Upper St. Martin’s Lane, London WC2H 9EA UK	5,799,300	6.0%
Baron Capital Group, Inc. (15) 767 Fifth Avenue, New York, NY 10153	6,402,700	6.7%

*	Less than 1%

(1)	Represents shares owned by a group of investment funds affiliated with Silver Lake Partners, L.P., the General Partner of which is Silver Lake Technology Associates, L.L.C., including (i) 12,179,457 shares owned by Silver Lake Partners, L.P.; (ii) 349,981 shares owned by Silver Lake Investors, L.P.; and (iii) 696,080 shares owned by Silver Lake Technology Investors, L.L.C. Silver Lake Technology Associates, L.L.C. is the General Partner of each of Silver Lake Partners, L.P. and Silver Lake Investors, L.P. A subsidiary of Silver Lake Technology Management, L.L.C. is the manager of Silver Lake Technology Investors, L.L.C. Each of Mr. Bingle and Mr. Joyce is a Managing Director of each of Silver Lake Technology Associates, L.L.C. and of Silver Lake Technology Management, L.L.C. As such, each of Mr. Bingle and Mr. Joyce could be deemed to have shared voting or dispositive power over these shares. However, each of Mr. Bingle and Mr. Joyce disclaims beneficial ownership in these shares, except to the extent of his pecuniary interest therein.

(2)	Includes 2,576 restricted stock units (“RSUs”) that will be released within 60 days of April 16, 2008.

(3)	Includes 2,625 RSUs that will be released within 60 days of April 16, 2008.

(4)	Includes 2,576 RSUs that will be released, and 21,000 shares issuable upon the exercise of stock options that are exercisable, within 60 days of April 16, 2008.

(5)	Includes 2,576 RSUs that will be released, and 21,000 shares issuable upon the exercise of stock options that are exercisable, within 60 days of April 16, 2008, and 10,000 shares held by members of Mr. Pagliuca’s immediate family as to which Mr. Pagliuca may be deemed a beneficial owner.

(6)	Includes 2,576 RSUs that will be released, and 2,333 shares issuable upon the exercise of stock options that are exercisable, within 60 days of April 16, 2008 and 50,000 shares held by members of Mr. Smith’s immediate family as to which Mr. Smith may be deemed a beneficial owner.

(7)	Includes 2,576 RSUs that will be released, and 22,000 shares issuable upon the exercise of stock options that are exercisable, within 60 days of April 16, 2008.

(8)	Includes 18,636,437 shares owned directly by ValueAct Capital Master Fund, L.P. and 2,151,000 shares owned directly by ValueAct Capital Master Fund III, L.P. that may be deemed to be beneficially owned by (i) VA Partners I, LLC, as General Partner of ValueAct Capital Master Fund, L.P., (ii) VA Partners III, LLC, as General Partner of ValueAct Capital Master Fund III, L.P., (iii) ValueAct Capital Management, L.P., as the manager of ValueAct Capital Master Fund, L.P. and ValueAct Capital Master Fund III, L.P., (iv) ValueAct Capital Management, LLC, as General Partner of ValueAct Capital Management, L.P., (v) ValueAct Holdings, L.P., as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and VA Partners III, LLC and (v) ValueAct Holdings GP, LLC, as General Partner of ValueAct Holdings, L.P. Jeffrey W. Ubben is a member of the Management Board of ValueAct Holdings GP, LLC and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9)	Includes 200,000 shares of restricted stock, none of which have vested. Also includes 83,895 RSUs that will be released, and 860,000 and 252,535 shares issuable upon the exercise of stock options and stock appreciation rights (“SARs”), respectively, that are exercisable, within 60 days of April 16, 2008.

(10)	Includes 19,740 RSUs that will be released, and 334,000 and 86,367 shares issuable upon the exercise of stock options and SARs, respectively, that are exercisable, within 60 days of April 16, 2008.

(11)	Includes 9,870 RSUs that will be released, and 214,000 and 43,319 shares issuable upon the exercise of stock options and SARs, respectively, that are exercisable, within 60 days of April 16, 2008. Also includes 10 shares held by a member of Mr. Schwartz’ immediate family as to which Mr. Schwartz may be deemed a beneficial owner.

(12)

Includes 9,870 RSUs that will be released, and 178,991 and 43,319 shares issuable upon the exercise of stock options and SARs, respectively, that are exercisable, within 60 days of April 16, 2008. Also includes 650 RSUs that will be released and 13,975 shares issuable upon the exercise of stock options that are exerciseable, within 60 days of April 16, 2008 and are held by a Mr. Sondergaard’s wife (who is an employee of Gartner), as to which Mr. Sondergaard may be deemed a beneficial owner.

(13)	Includes 190,054 RSUs that will be released, and 2,307,644 and 647,930 shares issuable upon the exercise of stock options and SARs, respectively, that are exercisable, within 60 days of April 16, 2008. Also includes 200,000 shares of restricted stock held by Mr. Hall, and the Silver Lake and ValueAct shares.

(14)	Includes 5,674,300 shares beneficially owned by Marathon Asset Management LLP (an investment adviser) and by various control persons including M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd, William James Arah, Jeremy John Hosking and Neil Mark Ostrer, all of whom disclaim beneficial ownership of these shares. Also includes 125,000 shares held directly by Mr. Hosking.

(15)	Includes 6,402,700 shares beneficially owned by Baron Capital Group, Inc. and Ronald Baron, who disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than Baron Capital Group, Inc. and Ronald Baron; also includes 6,380,500 shares beneficially owned by BAMCO, Inc. and 22,000 shares beneficially owned by Baron Capital Management, Inc., who disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc., Baron Capital Management, Inc. and their affiliates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC and to furnish us with copies of the reports they file. Based solely on our review of the reports received by us, or written representations from certain reporting persons, we believe that all reports were timely filed.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 regarding the number of shares of our common stock that may be issued upon exercise of outstanding options, stock appreciation rights, warrants and other rights (including restricted stock, restricted stock units and common stock equivalents) awarded under our equity compensation plans (and, where applicable, related weighted-average exercise price information), as well as shares available for future issuance under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders:
Stock option plans (2), (3)	9,133,287	12.07	8,115,835
2002 Employee Stock Purchase Plan	—	—	1,892,931
Equity Compensation Plans Not Approved by Stockholders (4)	3,103,016	9.62	—

Total	12,236,303	11.38	10,008,766

(1)	The Number of Securities columns have not been adjusted to reflect withholding of shares, if any, on account of taxes in connection with any share issuance upon exercise or release. The Weighted Average Exercise Price column does not reflect the exercise price of out-of-the-money stock-settled stock appreciation rights (SARs).

(2)	Consists of the 1991 Stock Option Plan, the 1993 Directors Stock Option Plan, the 1994 Long-Term Option Plan, the 1996 Long-Term Option Plan, the 1998 Long Term Stock Option Plan and the 2003 Long-Term Incentive Plan (2003 LTIP). Securities are currently available for issuance only under the 2003 LTIP.

(3)	With respect to stock-settled SARs issued under the 2003 LTIP, we have calculated, and given effect in the table to, the number of shares of common stock that would be issued upon settlement of outstanding in-the-money SARs at December 31, 2007 (196,648) using the closing price of Gartner common stock at fiscal year end ($17.56), and not the actual number of SARs outstanding at year end (1,718,053). At December 31, 2007, there were 625,326 out-of-the-money SARs outstanding with exercise prices ranging from $21.03 to $26.32 which have not been included in the table, nor reflected in the weighted average calculation.

(4)	Consists of the 1999 Stock Option Plan. No securities are available for issuance under this plan.

TRANSACTIONS WITH RELATED PERSONS

Gartner is a provider of comprehensive research coverage of the IT industry to approximately 10,000 client organizations, including approximately 400 Fortune 500 companies across 75 countries. Because of our worldwide reach, it is not unusual for Gartner to engage in ordinary course of business transactions involving the sale of research or consulting services with entities in which one of our directors, executive officers or a greater than 5% owner of our stock, or immediate family member of any of them, may also be a director, executive officer, partner or investor, or have some other direct or indirect interest. We will refer to these transactions generally as related party transactions.

Our Governance Committee reviews all related party transactions to determine whether any director, executive officer or a greater than 5% owner of our stock, or immediate family member of any of them, has a material direct or indirect interest, or whether the independence from management of our directors may be compromised as a result of the relationship or transaction. Our Board Principles and Practices, which are posted on www.investor.gartner.com, require directors to disclose all actual or potential conflicts of interest regarding a matter being considered by the Board or any of its committees and to recuse themselves from that portion of the Board or committee meeting at which the matter is addressed to permit independent discussion. Additionally, the member with the conflict must abstain from voting on any such matter. Additionally, the Governance Committee is charged with resolving any conflict of interest issues brought to its attention and has the power to request the Board to take appropriate action, up to and including requesting the involved director to resign. Our Audit Committee and/or Board of Directors reviews and approves all material related party transactions involving our directors in accordance with applicable provisions of Delaware law and with the advice of counsel, if deemed necessary.

The Company maintains a written conflicts of interest policy which is posted on our intranet and prohibits all Gartner employees, including our executive officers, from engaging in any personal, business or professional activity which conflicts with or appears to conflict with their employment responsibilities and from maintaining financial interests in entities that could create an appearance of impropriety in their dealings with the Company. Additionally, the policy prohibits all Gartner employees from entering into agreements on behalf of Gartner with any outside entity if the employee knows that the entity is a related party to a Gartner employee; i.e., that the contract would confer a financial benefit, either directly or indirectly, on a Gartner employee or his or her relatives. All potential conflicts of interest and related party transactions involving Gartner employees must be reported to, and pre-approved by, the General Counsel.

In 2007, there were no related party transactions in which any director, executive officer or a greater than 5% owner of our stock, or immediate family member of any of them, had or will have a material direct or indirect interest.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP to serve as the Company’s independent auditors for the 2008 fiscal year. Additional information concerning the Audit Committee and its activities with KPMG can be found in the “Audit Committee Report” and the “Principal Accountant Fees and Services” on page 36.

The Sarbanes-Oxley Act of 2002 and Section 10A of the Securities Exchange Act of 1934 require that the Audit Committee of the Board of Directors be directly responsible for the appointment, compensation and oversight of the audit work of the Company’s independent registered public accounting firm. Ratification by the stockholders of the selection of KPMG is not required by law, the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG for stockholder ratification to ascertain stockholders’ views on the matter.

Representatives of KPMG will attend the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

RECOMMENDATION OF OUR BOARD

The Board of Directors unanimously recommends that you vote FOR the Proposal to ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal 2008.

AUDIT COMMITTEE REPORT

We have reviewed and discussed with management and with KPMG Gartner’s audited financial statements for the year ended December 31, 2007. We have discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. KPMG has provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with KPMG that firm’s independence.

Based on the review and discussions noted above, we recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in Gartner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Richard J. Bressler

Karen E. Dykstra

Max D. Hopper

James C. Smith

April 22, 2008

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During 2007, KPMG performed recurring audit services, including the examination of our annual financial statements, limited reviews of quarterly financial information, certain statutory audits and tax services for the Company. The aggregate fees billed for professional services by KPMG in 2006 and 2007 for various services performed by them were as follows:

Types of Fees	2006	2007
Audit Fees	$2,254,778	$2,336,000
Audit-Related Fees	119,695	—
Tax Fees	489,898	287,000
Other Fees	—	—
Total Fees	$2,864,371	$2,623,000

Audit Fees.  Audit fees billed for 2006 and 2007 relate to professional services rendered by KPMG for the audit of the Company’s annual consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the review of its quarterly financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as work performed in connection with statutory and regulatory filings.

Audit-Related Fees.  Audit-related fees billed for 2006 and 2007 relate to professional services rendered by KPMG primarily for audit support services.

Tax Fees.  Tax fees billed for 2006 and 2007 relate to professional services rendered by KPMG for permissible tax compliance in foreign locations, tax advice, tax planning and tax audits.

Other Fees.  This category of fees covers all fees for any permissible service not included in the above categories. KPMG provided no services in this category in 2006 and 2007.

Pre-Approval Policies.  The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services.

Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG and management report periodically to the Audit Committee regarding the extent of services provided by KPMG in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In the case of permissible tax services, the Audit Committee has approved overall fee amounts for specific types of permissible services (i.e., tax compliance, tax planning and tax audit support) to allow management to engage KPMG expeditiously as needed as projects arise. All services rendered in 2007 were pre-approved by the Audit Committee.

MISCELLANEOUS

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with any of our directors by writing to them c/o Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. 10212, Stamford, CT 06904-2212. All communications other than those which on their face are suspicious, inappropriate or illegible will be delivered to the director to whom they are addressed.

AVAILABLE INFORMATION

Our website address is www.gartner.com. The investor relations section of our website is located at www.investor.gartner.com and contains, under the “Corporate Governance” link, printable and current copies of our (i) CEO & CFO Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, controller and other financial managers, (ii) Code of Business Conduct, which applies to all Gartner officers, directors and employees, (iii) Principles of Ethical Conduct which applies to all employees, (iv) Board Principles and Practices, the corporate governance principles that have been adopted by our Board and (v) charters for each of the Board’s standing committees: Audit, Compensation and Governance/Nominating. This information is also available in print to any stockholder who makes a written request to Investor Relations, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, CT 06904—2212.

SOLICITATION OF PROXIES

This solicitation of proxies is being made by the Company and we will bear the entire cost of this solicitation, including costs associated with mailing the Notice of Internet Availability of Proxy Materials and related internet access to proxy materials, the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation material that we may provide to stockholders. Gartner will request brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others to solicit proxies from these persons and will pay the costs associated with such activities. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic mail and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR OUR 2009 ANNUAL MEETING

If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials, we must receive your proposal by December 23, 2008, and the proposal must comply with the rules of the SEC. If you want to make a proposal for consideration at next year’s Annual Meeting without having the proposal included in our proxy materials, we must receive your proposal at least 90 days prior to the 2009 Annual Meeting. If we give less than 100 days’ notice of the 2009 Annual Meeting, we must receive your proposal within ten days after we give the notice. If we do not receive your proposal by the appropriate deadline, then it may not be brought before the 2009 Annual Meeting. Proposals should be addressed to the Corporate Secretary, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, Connecticut 06904-2212.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2007 has been filed with the Securities and Exchange Commission and will be sent to any stockholder, without charge, upon written request to Investor Relations, Gartner, Inc., 56 Top Gallant Road, P.O. Box 10212, Stamford, Connecticut 06904-2212. You may also obtain a copy at www.investor.gartner.com. A copy of the Annual Report on Form 10-K is also contained in our 2007 Annual Report to Stockholders, which accompanies this Proxy Statement.

THE BOARD OF DIRECTORS OF GARTNER, INC.

Lewis G. Schwartz

Corporate Secretary

Stamford, Connecticut

April 22, 2008

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: Gartner 2007 Annual Report to Stockholders and Proxy Statement for 2008 Annual Meeting are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 5, 2008

The Stockholder(s) hereby appoint Eugene A. Hall, Christopher J. Lafond or Lewis G. Schwartz, or any of them, as proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all of the shares of Common Stock of Gartner, Inc. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on June 5, 2008 at the offices of Gartner, Inc., 56 Top Gallant Road, Stamford, CT 06904 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GARTNER, INC. 56 TOP GALLANT ROAD STAMFORD, CT 06904-2212

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Gartner, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Gartner in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GARIN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	GARTNER, INC.
	THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 and 2.

	Vote On Directors				For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	To elect as Directors of Gartner the nominees listed below:

	01)	Michael J. Bingle	07)	Eugene A. Hall
	02)	Richard J. Bressler	08)	Max D. Hopper
	03)	Karen E. Dykstra	09)	John R. Joyce
	04)	Russell P. Fradin	10)	Stephen G. Pagliuca
	05)	Anne Sutherland Fuchs	11)	James C. Smith
	06)	William O. Grabe	12)	Jeffrey W. Ubben

Vote On Proposal								For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as Gartner’s independent auditors for the fiscal year ending December 31, 2008.							☐	☐	☐

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.